Exhibit 10.4

CREDIT AGREEMENT

dated as of

September 26, 2024

IMAGE SOLUTIONS, LLC,
a North Carolina limited liability company,
as Borrower 1,

STEEL BRIDGE ACQUISITION LLC,
a Delaware limited liability company,
as Borrower 2

and

AVIDBANK,
a California banking corporation,
as Bank

$8,250,000

TABLE OF CONTENTS

Page

ARTICLE I LOAN FACILITIES		3
1.1	Revolving Loans	3
1.2	Term Loan.	3
1.3	Reserved.	4
1.4	Interest Rates; Payments of Interest.	4
1.5	Borrowing Procedures.	4
1.6	Reserved.	4
1.7	Increased Costs.	4
1.8	Reserved.	5
1.9	Reserved.	5
1.10	Statements of Obligations	5
1.11	Holidays	5
1.12	Time and Place of Payments.	5
1.13	Fees	6
1.14	Mandatory Principal Reductions.	6
1.15	Protective Advances	7
1.16	Taxes.	7
1.17	Termination of Commitments.	8
1.18	Collections From Account Debtors.	9

ARTICLE II LETTERS OF CREDIT		9
2.1	Letters of Credit.	9
2.2	Procedure for Issuance of Letters of Credit	10
2.3	Fees, Commissions and Other Charges.	10
2.4	Reimbursement Obligations.	10
2.5	Obligations Absolute.	10
2.6	Letter of Credit Payments	10
2.7	Outstanding Letters of Credit Following Event of Default or on the Revolving Loans Maturity Date.	11
2.8	Letter of Credit Applications	11

ARTICLE III CONDITIONS PRECEDENT AND SUBSEQUENT TO CLOSING		11
3.1	Conditions to Initial Loans or Letter of Credit	11
3.2	Conditions to all Loans and Letters of Credit	11
3.3	Conditions Subsequent to all Loans and Letters of Credit	11

ARTICLE IV REPRESENTATIONS AND WARRANTIES		12
4.1	Legal Status	12
4.2	No Violation; Compliance	12
4.3	Authorization; Enforceability	12
4.4	Approvals; Consents	12
4.5	Liens	12
4.6	Debt	12
4.7	Litigation	12
4.8	No Default	12
4.9	Capitalization.	13
4.10	Taxes	13
4.11	Correctness of Financial Statements	13
4.12	ERISA	13
4.13	Full Disclosure	13
4.14	Other Obligations	14
4.15	Investment Company Act	14
4.16	Patents, Trademarks, Copyrights, and Intellectual Property, etc	14
4.17	Environmental Condition	14
4.18	Solvency	14
4.19	Labor Matters	14
4.20	No Material Adverse Effect	14
4.21	Brokers	14
4.22	Customer and Trade Relations	15
4.23	Material Contracts	15
4.24	Casualty	15
4.25	Eligible Accounts	15
4.26	Reserved	15
4.27	Compliance with Sanctions and Anti-Terrorism Laws	15
4.28	OFAC	15
4.29	Patriot Act	15
4.30	Purchase Agreement	15

i

ARTICLE V AFFIRMATIVE COVENANTS		16
5.1	Punctual Payments	16
5.2	Books and Records; Collateral Audits; Appraisals; Account Verification.	16
5.3	Collateral Reporting and Financial Statements	16
5.4	Existence; Preservation of Licenses; Compliance with Law	17
5.5	Insurance.	17
5.6	Assets	18
5.7	Taxes and Other Liabilities	18
5.8	Notices to Bank	18
5.9	Specified Laws	18
5.10	Further Assurances	18
5.11	Cash Management Services	18
5.12	Environment	18
5.13	Additional Collateral	19
5.14	Guarantors	19
5.15	Material Contracts	19

ARTICLE VI NEGATIVE COVENANTS		19
6.1	Use of Funds; Margin Regulation.	19
6.2	Debt	19
6.3	Liens	19
6.4	Merger, Consolidation, Transfer of Assets	20
6.5	Reserved.	20
6.6	Sales and Leasebacks	20
6.7	Dispositions	20
6.8	Investments	20
6.9	Character of Business	20
6.10	Restricted Payments	20
6.11	Guarantee	20
6.12	Reserved.	20
6.13	Transactions with Affiliates	20
6.14	Stock Issuance	20
6.15	Financial Condition	20
6.16	OFAC	21
6.17	Reserved.	21
6.18	Fiscal Year	21
6.19	Intercompany Services Agreement	21
6.20	Burdensome Agreements	21
6.21	Borrower 2 as a Holding Company	21
6.22	Amendments of Certain Documents	21
6.23	Material Contracts	21

ARTICLE VII EVENTS OF DEFAULT AND REMEDIES		21
7.1	Events of Default	21
7.2	Remedies	23
7.3	Equity Cure	23
7.4	Power of Attorney	24
7.5	Appointment of Receiver or Trustee	24
7.6	Remedies Cumulative	24

ARTICLE VIII MISCELLANEOUS		24
8.1	Notices	24
8.2	No Waivers	24
8.3	Expenses; Documentary Taxes; Indemnification.	25
8.4	Amendments and Waivers	25
8.5	Successors and Assigns; Participations; Disclosure; Register.	25
8.6	Confidentiality	26
8.7	Counterparts; Integration	27
8.8	Severability	27
8.9	Knowledge	27
8.10	Additional Waivers.	27
8.11	Destruction Of Borrower’s Documents	27
8.12	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; CLASS ACTION WAIVER.	27
8.13	Reference Provision	28
8.14	Updating Disclosure Schedules	28
8.15	Revival and Reinstatement of Obligations	28
8.16	Patriot Act Notification	28
8.17	License to Use Borrower’s Logo	29
8.18	Debtor-Creditor Relationship	29

ARTICLE IX JOINT AND SEVERAL LIABILITY; SINGLE LOAN ACCOUNT		29
9.1	Joint and Several Liability	29
9.2	Primary Obligation; Waiver of Marshaling	29
9.3	Financial Condition of Borrowers	29
9.4	Continuing Liability	29
9.5	Additional Waivers	29
9.6	Settlements or Releases	31
9.7	No Election	31
9.8	Indefeasible Payment	31
9.9	Single Loan Account	31
9.10	Apportionment of Proceeds of Loans	31
9.11	Borrower 2 as Agent for Borrowers	31

Annexes, Exhibits and Schedules

Annex 1	Definitions and Construction
Annex 2	Closing Conditions

Exhibit 5.3(c)	Form of Compliance Certificate

Schedule 4.1	Legal Status
Schedule 4.7	Litigation
Schedule 4.9(a)	Ownership of Borrower 2
Schedule 4.9(b)	Ownership of Subsidiaries
Schedule 4.12	Employee Benefit Plans
Schedule 4.16	Intellectual Property Matters
Schedule 4.19	Labor Matters
Schedule 4.21	Brokers

SUMMARY OF CREDIT TERMS
Credit Agreement Section	Credit Terms
Section 1.1 – Revolving Credit Commitment	$500,000.00
Section 1.1 – Revolving Loans Maturity Date	September 26, 2026
Section 1.2(a) – Term Loan Commitment	$7,750,000.00
Section 1.2(b) – Term Loan Amortization Payments	Loan Year 1 2 3 4 5 6	Monthly Principal Payment $64,583.33 $64,583.33 $96,875.00 $96,875.00 $129,166.67 $129,166.67
Section 1.2(b) – Term Loan Maturity Date	September 26, 2030
Section 1.4(a)(i) – Prime Lending Rate for Revolving Loans	The greater of (a) the Prime Rate plus 0.50% (50 basis points) per annum, or (b) 7.25% (725 basis points) per annum
Section 1.4(a)(ii) – Prime Lending Rate for the Term Loan	The greater of (a) the Prime Rate plus 0.50% (50 basis points) per annum, or (b) 7.25% (725 basis points) per annum
Section 1.13(a) – Revolving Credit Commitment Fee	$5,000.00
Section 1.13(b) – Term Loan Commitment Fee	$77,500.00
Section 2.1(a) – Letter of Credit Sublimit	$0.00

SUMMARY OF CREDIT TERMS - CONTINUED
Section 6.15(a) – Fixed Charge Coverage Ratio	Fiscal Quarter Ending: September 30, 2024 and each Fiscal Quarter ending thereafter	Minimum Fixed Charge Coverage Ratio: 1.15:1.00
Section 6.15(b) – Senior Leverage Ratio	Fiscal Month or Quarter Ending From September 30, 2024 through August 31, 2025* From September 30, 2025 through August 31, 2026* September 30, 2026 and the end of each Fiscal Month thereafter*	Maximum Senior Leverage Ratio: 3:00:1.00 2:75:1.00 2.50:1.00

*If the Senior Leverage Ratio, measured as of the end of any Fiscal Month, is less than or equal to 2.50:1.00, then the next test will be on the last day of the current or next Fiscal Quarter, as applicable

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of September 26, 2024, is entered into between IMAGE SOLUTIONS, LLC, a North Carolina limited liability company (“Borrower 1”), STEEL BRIDGE ACQUISITION LLC, a Delaware limited liability company (“Borrower 2”, and, together with Borrower 1, individually and collectively, “Borrower”), and AVIDBANK, a California banking corporation (“Bank”). All initially capitalized terms used in this Agreement have the meanings given to such terms in Annex 1 attached to this Agreement and incorporated herein by reference. Additionally, interpretation of UCC terms, accounting terms, and other matters of construction are set forth in Annex 1.

A.      Borrower and Post IS Holdings, LLC, a North Carolina limited liability company (“Seller”), are entering into that certain Membership Interest Purchase Agreement, dated as of September 26, 2024 (as defined below, the “Purchase Agreement”), pursuant to which Borrower 2 will acquire 100% of the Ownership Interests of Borrower 1 pursuant to the terms and conditions of the Purchase Agreement (the “Subject Transaction”).

B.      Borrower has requested that Bank provide financing for a portion of the purchase price due under the Purchase Agreement and for ongoing working capital, and Bank has agreed with such request, subject to the terms and conditions of this Agreement.

The parties hereto hereby agree as follows:

ARTICLE I

LOAN FACILITIES

1.1      Revolving Loans. Provided that no Event of Default or Default has occurred and is continuing, and subject to the other terms and conditions hereof, Bank agrees to make revolving loans (“Revolving Loans”) to Borrower, upon notice in accordance with Section 1.5(b), from the Closing Date up to but not including the Revolving Loans Maturity Date, the proceeds of which shall be used only for the purposes allowed in Section 6.1(a), subject to the following conditions and limitations:

(a)    the aggregate principal amount of Revolving Loans outstanding after giving effect to any proposed Borrowing of a Revolving Loan plus the Letter of Credit Usage on such date shall not exceed the lesser of  the Borrowing Base or  the Revolving Credit Commitment;

(b)    Borrower shall not be permitted to borrow, and Bank shall not be obligated to make, any Revolving Loans to Borrower, unless and until all of the conditions for a Borrowing set forth in Section 3.2 have been met to the satisfaction of Bank in its sole discretion; and

(c)    if, at any time or for any reason, the amount of Revolving Loans outstanding plus the Letter of Credit Usage exceeds the lesser of  the Borrowing Base or  Revolving Credit Commitment (an “Overadvance”), Borrower shall immediately pay to Bank, upon Bank’s election and demand, in cash, the amount of such Overadvance to be used by Bank to repay outstanding Revolving Loans.

Borrower may repay and, subject to the other terms and conditions hereof, reborrow Revolving Loans. All such repayments shall be without penalty or premium, except as otherwise required under Section 1.13(d). On the Revolving Loans Maturity Date, Borrower shall pay to Bank the entire unpaid principal balance of the Revolving Loans together with all accrued but unpaid interest thereon.

1.2    Term Loan.

(a)    Term Loan. Provided that no Event of Default or Default has occurred and is continuing, and subject to the other terms and conditions hereof, Bank agrees to make a term loan (“Term Loan”) to Borrower on or about the Closing Date, in an original principal amount equal to the Term Loan Commitment, the proceeds of which shall only be used for the purposes allowed in Section 6.1(b). Bank shall make the proceeds of the Term Loan available to Borrower on the Closing Date by transferring same day funds pursuant to the Flow of Funds Agreement.

(b)    Amortization. Borrower shall pay monthly principal reduction payments on the Term Loan, in the amounts set forth in Section 1.2(b) of the Summary of Credit Terms. Each such payment shall be due and payable on the first Business Day of each month commencing on the first Business Day of the first month following the Closing Date and continuing on the first Business Day of each succeeding month. On the Term Loan Maturity Date, Borrower shall pay to Bank the entire unpaid principal balance of the Term Loan together with all accrued but unpaid interest thereon.

(c)    Voluntary Prepayments. On or prior to September 26, 2027, Borrower may prepay the Term Loan at any time in whole or in part, provided that concurrent with any such prepayment, Borrower shall pay the Early Termination Fee in accordance with Section 1.13(e). After September 26, 2027, Borrower may prepay the Term Loan at any time, in whole or in part, without penalty or premium. All such principal amounts repaid or prepaid may not be reborrowed. Borrower shall give Bank at least three (3) Business Days’ prior written notice of any prepayment. All prepayments shall be applied toward scheduled principal reduction payments owing under Section 1.2(b) in inverse order of maturity.

1.3    Reserved.

1.4    Interest Rates; Payments of Interest.

(a)    Interest Rates.

(i)    Revolving Loans. Subject to the terms and conditions hereof, all Revolving Loans shall bear interest at the Prime Lending Rate for Revolving Loans.

(ii)    Term Loan. Subject to the terms and conditions hereof, the Term Loan shall bear interest at the Prime Lending Rate for the Term Loan.

(b)    Default Rate. Upon the occurrence and during the continuance of an Event of Default, in addition to and not in substitution of any of Bank’s other rights and remedies with respect to such Event of Default, at the option of Bank, the outstanding Obligations shall bear interest at the otherwise applicable rate(s) plus three percent (3%).

(c)    Computation of Interest. All computations of interest shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed. In the event that the Prime Rate announced is, from time to time, changed, adjustment in the Prime Lending Rate shall be made as of 12:01 a.m. (Pacific time) on the effective date of the change in the Prime Rate. Interest shall accrue from the Closing Date to the date of repayment of the Loans in accordance with the provisions of this Agreement; provided, however, if a Loan is repaid on the same day on which it is made, then one (1) day’s interest shall be paid on that Loan. Any and all interest not paid when due shall be added to the principal balance of the applicable Loan and shall bear interest thereafter as provided for in Section 1.4(b).

(d)    Maximum Interest Rate. Under no circumstances shall the interest rate and other charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Bank has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, FIRST, the Obligations, other than interest and Bank Product Obligations, in the inverse order of maturity, and SECOND, the Bank Product Obligations, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no Obligations or Bank Product Obligations outstanding, Bank shall refund to Borrower such excess.

(e)    Payments of Interest. All accrued but unpaid interest on the Loans, calculated in accordance with this Section 1.4, shall be due and payable, in arrears, on each and every Interest Payment Date.

1.5    Borrowing Procedures.

(a)    Each Borrowing shall be made on a Business Day.

(b)    Each Borrowing shall be made upon email or fax notice given by an Authorized Officer. Bank shall be given such notice no later than 11:00 a.m., (Pacific time), one (1) Business Day prior to the day on which such Borrowing is to be made, and such notice shall state the amount thereof.

(c)    So long as all of the conditions for a Borrowing of a Loan set forth herein have been satisfied, Bank shall credit the proceeds of such Loan on the applicable Borrowing date into Borrower’s Account, or as otherwise directed in writing by an Authorized Officer.

1.6    Reserved.

1.7    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Bank;

(ii)    subject any Recipient to any Taxes (other than  Indemnified Taxes,  Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and  Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by Bank or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to Bank or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of Bank or other Recipient, Borrower will pay to Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If Bank determines in its commercially reasonable discretion that any Change in Law affecting Bank or any lending office of Bank or Bank's holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Bank's capital or on the capital of Bank's holding company, if any, as a consequence of this Agreement, the Commitments of Bank or the Loans made by Bank, or the Letters of Credit, to a level below that which Bank or such Bank's holding company could have achieved but for such Change in Law (taking into consideration Bank's policies and the policies of Bank's holding company with respect to capital adequacy), then from time to time Borrower will pay to Bank such additional amount or amounts as will compensate Bank or Bank's holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of Bank setting forth the amount or amounts necessary to compensate Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of Bank to demand compensation pursuant to this Section shall not constitute a waiver of Bank's right to demand such compensation; provided that Borrower shall not be required to compensate Bank pursuant to this Section 1.7 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of Bank's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof). Borrower shall not be liable for any compensation arising from a Change in Law that becomes effective after the termination of this Agreement.

1.8     Reserved.

1.9     Reserved.

1.10    Statements of Obligations. The Loans and Borrower’s obligation to repay the same shall be evidenced by this Agreement and the books and records of Bank. Bank shall render monthly statements of the Loans to Borrower, including statements of all principal and interest owing on the Loans, and all Fees and Expenses owing, and such statements shall be presumed to be correct and accurate and constitute an account stated between Borrower and Bank unless, within thirty (30) days after receipt thereof by Borrower, Borrower delivers to Bank, at the address specified in Section 8.1, written objection thereof specifying the error or errors, if any, contained in any such statement.

1.11    Holidays. Any principal or interest in respect of the Loans which would otherwise become due on a day other than a Business Day, shall instead become due on the next succeeding Business Day and such adjustment shall be reflected in the computation of interest; provided, however, that in the event that such due date shall, subsequent to the specification thereof by Bank, for any reason no longer constitute a Business Day, Bank may change such specified due date in accordance with this Section 1.11.

1.12    Time and Place of Payments.

(a)    All payments due hereunder shall be made available to Bank in immediately available Dollars, not later than 12:00 p.m., Pacific time, on the day of payment, to the following address or such other address as Bank may from time to time specify by notice to Borrower:

AVIDBANK
1732 N 1st Street, 6th Floor

San Jose, California 95112

(b)    Borrower hereby authorizes Bank to charge Borrower’s Account, or any other demand deposit account maintained by Borrower with Bank, for the amount of any payment due or past due hereunder or under any Loan Document, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable in cash by Borrower.

(c)    In addition, Borrower hereby authorizes Bank at its option, without prior notice to Borrower, to advance a Revolving Loan for any payment that is more than five (5) Business Days past due hereunder, including principal and interest owing on the Loans, the Fees and all Expenses, and to pay the proceeds of such Revolving Loan to Bank for application toward such past due payment.

1.13    Fees. Borrower shall pay to Bank:

(a)    Revolving Credit Commitment fees (collectively, the “Revolving Credit Commitment Fee”) in the amount set forth in Section 1.13(a) of the Summary of Credit Terms. The Revolving Credit Commitment Fee shall be fully earned and nonrefundable, and shall be due and payable, on (i) the Closing Date and (ii) each anniversary of the Closing Date prior to the Revolving Loans Maturity Date. In the event that Bank shall agree to extend the Revolving Loans Maturity Date, in its sole and absolute discretion, then the Revolving Credit Commitment Fee shall be again due and payable again as provided in any amendment to this Agreement executed by Borrower and Bank to document any such extension.

(b)    A Term Loan Commitment fee (the “Term Loan Commitment Fee”) in the amount set forth in Section 1.13(b) of the Summary of Credit Terms. The Term Loan Commitment Fee shall be fully earned and nonrefundable, and shall be due and payable on the Closing Date.

(c)    Reserved.

(d)    If any payment due hereunder, whether for principal, interest, or otherwise, is not paid on or before the tenth (10th) day after the date such payment is due, in addition to and not in substitution of any of Bank’s other rights and remedies with respect to such nonpayment, Borrower shall pay to Bank a late payment fee (the “Late Payment Fee”) equal to three percent (3%) of the amount of such overdue payment. The Late Payment Fee shall be due and payable on the eleventh (11th) day after the due date of the overdue payment with respect thereto, unless such day is not a Business Day, in which case such Late Payment Fee shall be due on the next succeeding Business Day.

(e)    If, (i) on or prior to September 26, 2025, Borrower voluntarily prepays the Term Loan, then Borrower shall pay to Bank, as prepayment premium, a prepayment fee in an amount equal to one and one quarter of one percent (1.25%) of the amount so prepaid, (ii) after September 26, 2025, but on or prior to September 26, 2026, Borrower voluntarily prepays the Term Loan, then Borrower shall pay to Bank, as prepayment premium, a prepayment fee in an amount one percent (1.00%) of the amount so prepaid, or (iii) after September 26, 2026, but on or prior to September 26, 2027, Borrower voluntarily prepays the Term Loan, then Borrower shall pay to Bank, as prepayment premium, a prepayment fee in an amount equal to three quarters of one percent (0.75%) of the amount so prepaid, (collectively, the “Early Termination Fee”). The Early Termination Fee shall be due and payable concurrent with any prepayment of the Term Loan on or prior to September 26, 2024, provided that no Early Termination Fee shall be due in connection with (A) voluntary prepayments of the Term Loan in a Loan Year to the extent that (x) the sum of the amount of such prepayment plus the amount of any other voluntary prepayments of the Term Loan made during such Loan Year plus the scheduled payments of principal of the Term Loan during such Loan Year, would exceed (y) the product of the total amount advanced pursuant to the Term Loan as of the date of determination multiplied by fifteen percent (15%), or (B) voluntary prepayments of the Term Loan in connection with a refinancing by Bank.

1.14    Mandatory Principal Reductions.

(a)    Dispositions. Except as otherwise provided in Section 1.4(e), Borrower shall pay to Bank, on the first Business Day following Borrower’s receipt thereof, one hundred percent (100%) of the Net Proceeds derived from each and all of its Dispositions other than Permitted Dispositions; provided, however, in accordance with Section 6.7, Borrower shall not conduct or consummate any Dispositions other than Permitted Dispositions. Bank shall apply such Net Proceeds in accordance with Section  1.14(f).

(b)    Reserved.

(c)    Issuance of Subordinate Debt and/or Ownership Interests. If requested by Bank, Borrower shall also pay to Bank one hundred percent (100%) of the Net Proceeds from the issuance of any additional Subordinate Debt issued after the Closing Date, including pursuant to Section 7.3 provided that Borrower shall not issue any additional Subordinate Debt or Ownership Interests without  the prior written consent of Bank or pursuant to Section 7.3, and  execution and delivery of a Subordination Agreement with respect thereto, in form and substance satisfactory to Bank in its Permitted Discretion. Bank shall apply such Net Proceeds in accordance with Section 1.14(f).

(d)    Extraordinary Receipts. Except as otherwise provided in Section 1.14(e), Borrower shall also pay to Bank promptly (but in any event, not later than the third Business Day following Borrower’s receipt thereof), one hundred percent (100%) of the proceeds from all Extraordinary Receipts in excess of $125,000 in the aggregate in any Fiscal Year; provided, however, that if an Event of Default shall have occurred and be continuing, Borrower shall pay to Bank one hundred percent (100%) of the proceeds from all Extraordinary Receipts. Bank shall apply such Extraordinary Receipts in accordance with Section 1.14(f).

(e)    Reinvestment. Notwithstanding the foregoing, if Borrower shall deliver to Bank a certificate of an Authorized Officer to the effect that Borrower intends to apply the Net Proceeds from a Disposition or Extraordinary Receipts (or a portion thereof specified in such certificate), within two hundred seventy (270) days after receipt of such Net Proceeds, to acquire Equipment or other tangible Assets to be used in the business of Borrower, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this Section 1.14 in respect of the Net Proceeds specified in such certificate; provided, further, that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such two hundred seventy (270) day period, a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

(f)    Application of Net Proceeds and Extraordinary Receipts. Except as otherwise required under Section 12.9 of the Security Agreement, all Net Proceeds and payments of Extraordinary Receipts received by Bank pursuant to this Section 1.14 shall be applied:

(i)    FIRST toward principal payments owing on the Term Loan in inverse order of maturity until paid in full, and

(ii)    SECOND toward outstanding Revolving Loans until paid in full.

1.15    Protective Advances. Borrower hereby authorizes Bank, from time to time in Bank’s sole discretion, after the occurrence and during the continuance of an Event of Default or Default,  to preserve or protect the Collateral, or any portion thereof,  to enhance the likelihood of repayment of the Obligations, or  to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement and/or any Loan Document, including Expenses (any of the Revolving Loans described in this Section 1.15 shall be referred to as “Protective Advances”). Each Protective Advance shall be deemed to be a Revolving Loan hereunder. The Protective Advances shall be repayable on demand, secured by the Collateral, constitute Obligations hereunder, and bear interest at the Prime Lending Rate for Revolving Loans. The provisions of this Section 1.15 are for the exclusive benefit of Bank and are not intended to benefit Borrower in any way.

1.16    Taxes.

(a)    Defined Terms. For purposes of this Section 1.16 the term "applicable law" includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Status of the Recipients. Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not Bank is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing,

(i)    a Recipient that is a U.S. Person shall deliver to Borrower on or prior to the Closing Date or later date on which such Recipient becomes a lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding Tax; and

(ii)    a Recipient that is not a U.S. Person shall, deliver to Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the Closing Date or later date on which Bank becomes Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable, to establish that Recipient is exempt from U.S. federal withholding tax:  in the case such Recipient is claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from U.S. federal withholding Tax pursuant to the "interest" article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such Tax treaty, and establishing compliance with FATCA;  executed originals of IRS Form W-8ECI;  in the case such Recipient is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a "10 percent shareholder" of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Internal Revenue Code and (y) executed originals of IRS Form W-8BEN-E, and establishing compliance with FATCA; or  if such Recipient is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by any certifications or documents required by Section 1.16(c)(i) or (ii) with respect to the beneficial owner, and establishing compliance with FATCA. Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(iii)    any Recipient that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or to determine the withholding or deduction required to be made; and

(iv)    if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Recipient shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d)    Payment of Other Taxes by Borrower. Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Bank timely reimburse it for the payment of, any Other Taxes.

(e)    Indemnification by Borrower. Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Bank shall be conclusive absent manifest error.

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 1.16, such Loan Party shall deliver to Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 1.16 (including by the payment of additional amounts pursuant to this Section 1.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party's obligations under this Section 1.16 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document for a period of six (6) months.

1.17    Termination of Commitments.

(a)    Revolving Credit Commitment. The Revolving Credit Commitment shall terminate on the Revolving Loans Maturity Date. Borrower may terminate the Revolving Credit Commitment at any time, upon three (3) Business Days’ written notice to Bank. In the event of any termination of the Revolving Credit Commitment, Borrower shall, concurrent with such termination, pay to Bank, in immediately available funds, the entire outstanding balance of the Obligations (other than  L/C Obligations and Bank Product Obligations that have been Cash Collateralized, and  inchoate indemnification obligations).

(b)    Reserved.

1.18    Collections From Account Debtors.

(a)    Bancontrolled Account. Prior to the Closing Date, Borrower shall have established the Bancontrolled Account. Except as set forth in clause (ii) below, Borrower shall instruct all Account Debtors to make payments directly to the Bancontrolled Account, or instruct them to deliver such payments to Bank by wire transfer, ACH, or other means as Bank may direct for deposit to the Bancontrolled Account. If Borrower receives a payment of the Proceeds of Collateral directly, Borrower will promptly deposit the payment or Proceeds into the Bancontrolled Account. Until so deposited, Borrower will hold all such payments and Proceeds in trust for Bank without commingling with other funds or property.

(b)    Crediting Payments. Unless otherwise agreed between Borrower and Bank, each payment shall be deposited into Borrower’s Account on the first Business Day following the Business Day of deposit to the Bancontrolled Account of immediately available funds or other receipt of immediately available funds by Bank; provided such payment is received in accordance with Bank’s usual and customary practices as in effect from time to time.

ARTICLE II

LETTERS OF CREDIT

2.1     Letters of Credit.

(a)    Provided that no Event of Default or Default is continuing and subject to the other terms and conditions hereof, Bank agrees to issue letters of credit (“Letters of Credit”) for the account of Borrower in such form as may be approved from time to time by Bank, subject to the following limitations:

(i)    The face amount of the Letter of Credit if and when issued must not cause the sum of the aggregate principal amount outstanding of all Revolving Loans plus the Letter of Credit Usage to exceed the lesser of  the Borrowing Base or  the Revolving Credit Commitment;

(ii)    The face amount of the Letter of Credit if and when issued must not cause the Letter of Credit Usage to exceed the Letter of Credit Sublimit;

(iii)    The Letter of Credit may not have an expiry date or draw period which extends beyond the date which is 30 days prior to the Revolving Loans Maturity Date; and

(iv)    The conditions specified in Section 3.2 shall have been satisfied on the date of issuance of such Letter of Credit.

(b)    Each Letter of Credit shall  be denominated in Dollars, and  be a standby or documentary letter of credit issued to support obligations of Borrower or any Subsidiary, contingent or otherwise, to finance the working capital and business needs of Borrower or such Subsidiary in the ordinary course of business.

(c)    Each Letter of Credit shall be subject to the Uniform Customs or the ISP, as determined by Bank, in its Permitted Discretion, and, to the extent not inconsistent therewith, the laws of the State of California.

(d)    Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause Bank to exceed any limits imposed by its organizational or governing documents or by any Applicable Law or determination of an arbitrator or a court or other Governmental Authority to which Bank is subject.

2.2    Procedure for Issuance of Letters of Credit. Borrower may request that Bank issue a Letter of Credit at any time prior to the date that is thirty (30) days prior to the Revolving Loans Maturity Date by delivering to Bank a Letter of Credit Application at its address for notices specified herein therefor, completed to the satisfaction of Bank, together with such other certificates, documents and other papers and information as Bank may reasonably request. Upon receipt of any Letter of Credit Application, Bank will process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall Bank be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by Bank and Borrower. Bank shall furnish a copy of such Letter of Credit to Borrower promptly following the issuance thereof.

2.3    Fees, Commissions and Other Charges.

(a)    With respect to each and every standby Letter of Credit, Borrower shall pay to Bank a fee in an amount equal to the face amount of such standby Letter of Credit times two percent (2%) per annum, pro-rated for the tenor of such standby Letter of Credit on the basis of a year of three hundred sixty (360) days (the “Standby Letter of Credit Fee”). The Standby Letter of Credit Fee shall be due and payable upon issuance of the applicable standby Letter of Credit, and if applicable, upon each renewal thereof.

(b)    With respect to each and every documentary Letter of Credit, Borrower shall pay to Bank a fee in an amount equal to the greater of  the product of (x) the face amount of such documentary Letter of Credit times (y) 0.375%, or  $300, pro-rated for the tenor of such documentary Letter of Credit on the basis of a year of 360 days (the “Documentary Letter of Credit Fee”). The Documentary Letter of Credit Fee shall be due and payable upon issuance of the applicable documentary Letter of Credit, and if applicable, upon each renewal thereof.

(c)    In addition to the foregoing, Borrower shall pay or reimburse Bank for such normal and customary costs and expenses as are reasonably incurred or charged by Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

2.4    Reimbursement Obligations.

(a)    Borrower shall reimburse Bank on the same Business Day on which a draft is presented under any Letter of Credit and paid by Bank, provided that Bank provides notice to Borrower prior to 11:00 a.m., Pacific time, on such Business Day and otherwise Borrower shall reimburse Bank on the next succeeding Business Day; provided, further, that the failure to provide such notice shall not affect Borrower’s absolute and unconditional obligation to reimburse Bank when required hereunder for any draft paid under any Letter of Credit. Bank shall provide notice to Borrower on such Business Day as a draft is presented and paid by Bank indicating the amount of  such draft so paid and  any taxes, fees, charges or other costs or expenses (other than Excluded Taxes) incurred by Bank in connection with such payment. Each such payment shall be made to Bank at its address specified on the signature pages hereof in Dollars and in immediately available funds.

(b)    Interest shall be payable on any and all amounts remaining unpaid by Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Revolving Loans, subject to Section 1.4(b), if applicable.

(c)    Each drawing under any Letter of Credit shall constitute a request by Borrower to Bank for a Borrowing of a Revolving Loan. The date of such drawing shall be deemed the date on which such Borrowing is made.

2.5    Obligations Absolute.

(a)    Borrower’s obligations under this Article II shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which Borrower may have or have had against Bank or any beneficiary of a Letter of Credit.

(b)    Borrower agrees with Bank that Borrower’s Reimbursement Obligations under Section 2.4 shall not be affected by, among other things,  the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or  any dispute between or among Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or  any claims whatsoever of Borrower against the beneficiary of such Letter of Credit or any such transferee.

(c)    Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by Bank’s gross negligence or willful misconduct.

(d)    Borrower agrees that any action taken or omitted by Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the UCC, shall be binding on Borrower and shall not result in any liability of Bank to Borrower.

2.6    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the responsibility of Bank to Borrower in connection with such draft shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit. In determining whether to pay under any Letter of Credit, only Bank shall be responsible for determining that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.7    Outstanding Letters of Credit Following Event of Default or on the Revolving Loans Maturity Date.

(a)    With respect to all Letters of Credit outstanding upon the occurrence and during the continuance of an Event of Default, Borrower shall either  replace such Letters of Credit, whereupon such Letters of Credit shall be canceled, with letters of credit issued by another issuer acceptable to the beneficiary of such Letter of Credit, or  Cash Collateralize such Letters of Credit for so long as such Letters of Credit remain outstanding during the continuance of such Default or Event of Default.

(b)    With respect to all Letters of Credit outstanding on .the Revolving Loans Maturity Date, Borrower shall either  replace such Letters of Credit, whereupon such Letters of Credit shall be canceled, with letters of credit issued by another issuer acceptable to the beneficiary of such Letter of Credit, or  Cash Collateralize such Letters of Credit until such time as no Letters of Credit remain outstanding, all draw periods with respect to all Letters of Credit have expired, and all Reimbursement Obligations with respect thereto have been paid in full in cash.

(c)    Borrower hereby grants to Bank a security interest in all cash collateral provided pursuant to Sections 2.7(a) and (b) to secure the Obligations. Amounts held in such cash collateral account shall be applied by Bank to the payment of drafts drawn under such Letters of Credit and the payment of customary costs and expenses charged or incurred by Bank in connection therewith, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full in cash, and the obligations of Bank hereunder have terminated, the balance, if any, in such cash collateral account shall be returned to Borrower. Borrower shall execute and deliver to Bank, such further documents and instruments as Bank may request to evidence the creation and perfection of the within security interest in such cash collateral account.

2.8    Letter of Credit Applications. In the event of any conflict between the terms of this Article II and the terms of any Letter of Credit Application, the terms of such Letter of Credit Application shall govern and control any such conflict.

ARTICLE III

CONDITIONS PRECEDENT AND SUBSEQUENT TO CLOSING

3.1    Conditions to Initial Loans or Letter of Credit. Bank’s obligation to make the initial Loans and/or to issue the initial Letter of Credit is subject to and contingent upon the fulfillment of each of the conditions set forth in Annex 2 to the satisfaction of Bank and its counsel.

3.2    Conditions to all Loans and Letters of Credit. Bank’s obligation hereunder to make any Loans (including the initial Loans), and/or to issue any Letters of Credit (including the initial Letter of Credit), is further subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Bank:

(a)     in the case of a Borrowing of a Revolving Loan, receipt by Bank of notice as required by Section 1.5(b), and in the case of a Letter of Credit, receipt by Bank of a Letter of Credit Application and the other papers and information required under Section 2.2;

(b)    immediately before and after such Borrowing or issuance of Letter of Credit, as the case may be, no Event of Default or Default shall have occurred or be continuing; and

(c)    the representations and warranties of Loan Parties contained in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, or issuance of Letter of Credit, as the case may be, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, and except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date.

3.3    Conditions Subsequent to all Loans and Letters of Credit. Bank’s obligation hereunder to make any Loans to Borrower, and Bank’s obligation to issue any Letters of Credit, is further subject to and contingent upon the fulfillment of the following conditions subsequent to the satisfaction of Bank:

(a)    Borrower shall deliver to Bank, no later than October 26, 2024 (or such later date as determined by Bank in its Permitted Discretion), additional insured, lender’s loss payee and waiver of subrogation endorsements to the insurance certificates required by Section 5.5, in form and substance reasonably satisfactory to Bank.

(b)    Borrower shall deliver to Bank, no later than October 26, 2024 (or such later date as determined by Bank in its Permitted Discretion), an executed Landlord Waiver Agreement for the property located at 12 National Avenue, Fletcher, NC 28732.

In the event that Borrower shall fail to fulfill the condition subsequent set forth in this Section 3.3 on or before the due date indicated above to the satisfaction of Bank, in its sole and absolute discretion, such failure shall constitute an Event of Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce Bank to enter into this Agreement and to make Loans and/or issue any Letters of Credit, Borrower represents and warrants to Bank that on the Closing Date and on the date of each Borrowing or issuance of a Letter of Credit:

4.1    Legal Status. Each Corporate Loan Party is the type of organization indicated in Schedule 4.1, and is duly organized and existing under the laws of the state of its organization, as indicated in Schedule 4.1. Each Corporate Loan Party has the power and authority to own its own Assets and to transact the business in which it is engaged, and is properly licensed, qualified to do business and in good standing in every jurisdiction in which it is doing business where failure to so qualify could reasonably be expected to have a Material Adverse Effect, as set forth in Schedule 4.1. Each Corporate Loan Party has delivered to Bank accurate and complete copies of its Governing Documents which are operative and in effect as of the Closing Date.

4.2    No Violation; Compliance. The execution, delivery and performance of the Loan Documents and the Purchase Documents to which each Corporate Loan Party is a party, and the consummation of the transactions contemplated hereby and thereby, are within such Corporate Loan Party’s powers, are not in conflict with the terms of the Governing Documents of such Corporate Loan Party, and do not result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which such Corporate Loan Party is a party or by which such Corporate Loan Party is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect. There is no law, rule or regulation (including Regulations T, U and X of the Federal Reserve Board), nor is there any judgment, decree or order of any court or Governmental Authority binding on any Corporate Loan Party which would be contravened by the execution, delivery, performance or enforcement of the Loan Documents and the Purchase Documents to which any Corporate Loan Party is a party.

4.3    Authorization; Enforceability. Each Corporate Loan Party has taken all corporate, partnership or limited liability company, as applicable, action necessary to authorize the execution and delivery of the Loan Documents and the Purchase Documents to which such Corporate Loan Party is a party, and the consummation of the transactions contemplated hereby and thereby. Upon their execution and delivery in accordance with the terms hereof, the Loan Documents and the Purchase Documents to which each Loan Party is a party will constitute legal, valid and binding agreements and obligations of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors’ rights generally.

4.4    Approvals; Consents. No approval, consent, exemption or other action by, or notice to or filing with, any Governmental Authority is necessary in connection with the execution, delivery, performance or enforcement of the Loan Documents or the Purchase Documents except those that have been obtained or which the failure to obtain could not reasonably be expected to have a Material Adverse Effect. All requisite Governmental Authorities and third parties have approved or consented to the transactions contemplated by the Loan Documents and the Purchase Documents, and all applicable waiting periods have expired, to the extent the failure to obtain such approval or consent, or satisfy such waiting period, could reasonably be likely to have a Material Adverse Effect, and all applicable waiting periods have expired and there is no governmental or judicial action, actual or threatened in writing, that has or could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the transactions contemplated by the Loan Documents and/or the Purchase Documents.

4.5    Liens. Each Corporate Loan Party and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its Assets, free and clear of all Liens, except for Permitted Liens.

4.6    Debt. Each Corporate Loan Party and each of its Subsidiaries has no Debt other than Permitted Debt.

4.7    Litigation. Except as set forth in Schedule 4.7, there are no suits, proceedings, claims or disputes pending or, to the Knowledge of Borrower, threatened, against or affecting any Loan Party or any of any Loan Party’s Assets, or any Subsidiary or any of such Subsidiary’s Assets,  which are not fully covered by applicable insurance, and as to which no reservation of rights has been taken by the insurer thereunder, or  which seek injunctive relief. No Loan Party or any of any Loan Party’s Assets, or any Subsidiary or any of such Subsidiary’s Assets, is subject to any injunction, writ, temporary restraining order or any other order of any court or other Governmental Authority.

4.8    No Default. No Event of Default or Default has occurred and is continuing or would result from the incurring of obligations by any Loan Party or any Subsidiary under this Agreement or the Loan Documents.

4.9    Capitalization.

(a)    Set forth on Schedule 4.9(a) is a complete and accurate list showing the number of shares of each class of Ownership Interests of Borrower 2 authorized, the number outstanding on the Closing Date, the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by each Owner of Borrower 2 (except for any such Ownership Interests that are publicly-traded). Except as set forth on Schedule 4.9(a), all of the outstanding Ownership Interests of Borrower 2 have been validly issued, are fully paid and non-assessable, and are owned by the Owner indicated on Schedule 4.9(a), free and clear of all Liens (other than Permitted Liens), options, warrants, rights of conversion or purchase or any similar rights. Except as set forth on Schedule 4.9(a), neither Borrower 2 nor any Owner of Borrower 2 is a party to, or has Knowledge of, any agreement restricting the transfer or hypothecation of any Ownership Interests of Borrower 2, other than the Loan Documents.

(b)    Set forth on Schedule 4.9(b) is a complete and accurate list showing all Subsidiaries of Borrower 2 and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Ownership Interests authorized (if applicable), the number outstanding, and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by its Owner(s). Except as set forth on Schedule 4.9(b), all of the outstanding Ownership Interests of each Subsidiary of Borrower 2 owned (directly or indirectly) by Borrower 2 have been validly issued, are fully paid and non-assessable (to the extent applicable) and are owned by Borrower 2 or a Subsidiary of Borrower 2, free and clear of all Liens (other than Permitted Liens), options, warrants, rights of conversion or purchase or any similar rights. Except as set forth on Schedule 4.9(b), neither Borrower 2 nor any such Subsidiary of Borrower 2 is a party to, or has Knowledge of, any agreement restricting the transfer or hypothecation of any Ownership Interests of any such Subsidiary, other than the Loan Documents. Neither Borrower 2 nor any Subsidiary of Borrower 2 owns or holds, directly or indirectly, any Ownership Interests of any Person other than such Subsidiaries and Permitted Investments.

4.10    Taxes. All tax returns required to be filed by each Corporate Loan Party and each of its Subsidiaries in any jurisdiction have in fact been filed. All taxes, assessments, fees and other governmental charges upon each Corporate Loan Party and each of its Subsidiaries or upon any of their Assets, income or franchises, which are due and payable have been paid, other than such taxes, assessments, fees and other governmental charges being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of such contest or nonpayment, no property is subject to a material risk of loss or forfeiture. The provisions for taxes on the books of each Corporate Loan Party and each of its Subsidiaries are adequate for all open years, and for each Corporate Loan Party’s and each of its Subsidiaries current fiscal period.

4.11    Correctness of Financial Statements. The Quality of Earnings Report for the trailing twelve (12) month period ended June 30, 2024, delivered to Bank by Borrower is correct and complete copy of the Quality of Earnings Report prepared for Borrower. Each Financial Statement delivered to Bank pursuant to Section 5.3 is complete and correct and fairly presents in all material respects Borrower’s and its Subsidiaries’ financial condition and results of operations for the period of such statement, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, subject to the proviso regarding comparative statements with respect to financial conditions or results of operations prior to the Closing Date as set forth in Section 5.3(b). Any forecasts of future financial performance delivered by Borrower to Bank have been made in good faith by Borrower and are based on assumptions that Borrower believed to be reasonable at the time made by Borrower. To Knowledge of the Borrower, since June 30, 2024, there has been no change in the Loan Parties’ financial condition or results of operations, taken as a whole, sufficient to have a Material Adverse Effect. No Loan Party has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in such statements, information and data.

4.12    ERISA. Borrower does not maintain or contribute to or have any liability with respect to any Plan or Multiemployer Plan, other than those listed on Schedule 4.12. Borrower and each member of the ERISA Group has satisfied the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and Multiemployer Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that would be reasonably expected to result in a Material Adverse Effect. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Borrower, threatened with respect to any Plan or Multiemployer Plan maintained or contributed to by Borrower or any fiduciary or service provider thereof, and, to the Knowledge of the Borrower, there is no reasonable basis for any such litigation or proceeding. Neither Borrower nor any member of the ERISA Group has failed to satisfy the requirements of Section 401(a)(29) of the Internal Revenue Code. To the Knowledge of Borrower, each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

4.13    Full Disclosure. Each Loan Party has disclosed to Bank all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. All information furnished in writing by or on behalf of any Loan Party and delivered to Bank in connection with this Agreement or the consummation of the transactions contemplated hereunder or thereunder (such information taken as a whole) does not, as of the time of delivery of such information, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which they were made (excluding projections made by Borrower in good faith and used by Borrower internally which are forwarded to Bank for which Borrower may represent and warrant that the same were prepared on the basis of information and estimates that Borrower believed to be reasonable at the time made, and such projections do not constitute a representation or warranty that the results set forth therewith be met; it being acknowledged and agreed by Bank that uncertainty is inherent in any forecasts, projections and other forward-looking information, projections as to future events or conditions are not to be viewed as facts, and the actual results during the period or periods covered by such forecasts may differ materially from the projected results).

4.14    Other Obligations. Neither any Loan Party nor any Subsidiary is in default on any  Debt or  any other lease, commitment, contract, instrument or obligation which is material to the operation of its business, other than defaults which individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.15    Investment Company Act. No Loan Party is required to register as an investment company, or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

4.16    Patents, Trademarks, Copyrights, and Intellectual Property, etc. Except as set forth in Schedule 4.16, each Loan Party has all necessary patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, permits, and franchises in order for it to conduct its business and to operate its Assets, without known conflict with the rights of third Persons, and all of same are valid and subsisting. The consummation of the transactions contemplated by this Agreement will not alter or impair any of such rights of any Loan Party or any Subsidiary. Except as set forth in Schedule 4.16, each Loan Party and each Subsidiary has not been charged or, to the best of Borrower’s Knowledge, threatened to be charged with any infringement or, after due inquiry, infringed on any, unexpired trademark, trademark registration, trade name, patent, copyright, copyright registration, or other proprietary right of any Person.

4.17    Environmental Condition.  None of any Loan Party’s or any Subsidiary’s Assets has ever been used by any Loan Party or such Subsidiary or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, except in material compliance with federal, state or local environmental codes, ordinances, rules and regulations (“Environmental Laws”);  to the Loan Party’s knowledge, none of any Loan Party’s or any Subsidiary’s Assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute;  no Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by any Loan Party or any Subsidiary; and  neither any Loan Party nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state Governmental Authority concerning any action or omission by any Loan Party or any Subsidiary resulting in the releasing or disposing of Hazardous Materials into the environment that could reasonably be expected to result in a Material Adverse Effect.

4.18    Solvency. Borrower is Solvent, and the Loan Parties, taken as a whole, are Solvent. No transfer of property is being made by any Loan Party or any Subsidiary and no obligation is being incurred by any Loan Party or any Subsidiary in connection with the transactions contemplated by this Agreement or the Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party or any Subsidiary.

4.19    Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against Borrower pending or, to the Knowledge of Borrower, threatened. The hours worked by and payments made to employees of Borrower comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign law dealing with such matters. Borrower has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law which remains unpaid or unsatisfied. All payments due from Borrower, or for which any claim may be made against Borrower, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of Borrower. Except as set forth on Schedule 4.19, Borrower is not a party to or bound by any collective bargaining agreement. There are no representation proceedings pending or, to Borrower’s Knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of Borrower has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against Borrower pending or, to the Knowledge of Borrower, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of Borrower,. The consummation of the transactions contemplated by this Agreement and the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower is bound.

4.20    No Material Adverse Effect. Since the Closing Date, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

4.21    Brokers. Except as set forth on Schedule 4.21, no broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and neither Borrower nor any Affiliate thereof has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

4.22    Customer and Trade Relations. There exists no actual or, to the Knowledge of Borrowers, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of Borrowers with any supplier material to its operations which either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

4.23    Material Contracts. Set forth on Schedule 4.23 is a reasonably detailed description of the Material Contracts of each Loan Party and each of its Subsidiaries. Each Material Contract (other than those that have expired at the end of their normal terms)  is in full force and effect and is binding upon and enforceable against the applicable Loan Party or the applicable Subsidiary and, to Borrowers’ Knowledge, each other Person that is a party thereto in accordance with its terms,  has not been otherwise amended or modified, and  is not in default due to the action or inaction of the applicable Loan Party or the applicable Subsidiary.

4.24    Casualty. Neither the businesses nor the Assets of Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.25    Eligible Accounts. Each Account included in the Borrowing Base is an “Eligible Account” as defined herein, and conforms to the definition thereof.

4.26    Reserved.

4.27    Compliance with Sanctions and Anti-Terrorism Laws. As of the Closing Date and in the three years prior thereto, none of the Loan Parties nor any Subsidiary, either directly or through a third party acting on its behalf, nor, to the Knowledge of the Loan Parties, any of their respective directors, officers or employees  has or has had any of its assets in a country (a "Sanctioned Country") that is subject to a sanctions program (a "Sanctions Program") maintained by the U.S. Treasury Department/Office of Foreign Asset Control, the U.S. Treasury Department/Financial Crimes Enforcement Network, the U.S. State Department/Directorate of Defense Trade Controls, the U.S. Commerce Department/Bureau of Industry and Security or the U.S. Justice Department,  does or has done business with or derives or has derived any of its operating income from investments in or transactions with any individual, entity, group or regime subject to, or specially designated under, any Sanctions Program (each, a "Sanctioned Person"),  uses or has used any of its assets to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country or  is or was in violation of the USA Patriot Act, the Bank Secrecy Act of 1970, as amended, the Trading with the Enemy Act, the Racketeer Influenced and Corrupt Organizations Act, the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or the Iran Threat Reduction and Syria Human Rights Act of 2012, any other applicable Anti-Terrorism Law, any foreign asset control regulations of the United States Treasury Department or any enabling legislation or executive orders related to any of the foregoing (including, without limitation, Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) and Executive Order 13382 of June 28, 2005 Blocking Property of Weapons of Mass Destruction Proliferators and Their Supporters (70 Fed. Reg. (2005))) and the transactions contemplated hereby and use of the proceeds of the Loans will not violate any such law. The Loan Parties and its Subsidiaries have instituted and maintain appropriate policies, procedures and internal controls designed to ensure continued compliance with such laws.

4.28    OFAC. No Loan Party  is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), or Executive Order 13382 of June 28, 2005 Blocking Property of Weapons of Mass Destruction Proliferators and Their Supporters (70 Fed. Reg. (2005)),  engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise, to the Knowledge of the Loan Parties, associated with any such Person in any manner violative of such Section 2 of such executive order, or  is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

4.29    Patriot Act. Each Loan Party is in compliance with the Patriot Act. No part of the proceeds of the Loans or the Letters of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.30    Purchase Agreement. Borrower has provided to Bank true and correct copies of the Purchase Agreement and the Purchase Documents, including true and correct copies of the final disclosure schedules referenced in and/or attached thereto. All of the conditions precedent to the “Closing” as defined in the Purchase Agreement have been fulfilled (or waived) other than the payment of the purchase price due at such Closing. Immediately upon the funding of the initial Loans, the “Closing” under the Purchase Agreement shall be consummated in accordance with the terms and conditions thereof and all material Applicable Laws, without material waiver of any term or condition thereof which has not been consented to by Bank.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that from the Closing Date and thereafter until the payment, performance and satisfaction in full, in cash, of the Obligations, all of Bank’s obligations hereunder have been terminated and no Letters of Credit are outstanding (other than  L/C Obligations and Bank Product Obligations that have been Cash Collateralized, and  inchoate indemnification obligations), Borrower shall:

5.1    Punctual Payments. Pay when due the interest and principal on the Loans, the Fees and all Expenses and any other fees and liabilities due and owing under this Agreement and the Loan Documents at the times and place and in the manner specified in this Agreement or the Loan Documents.

5.2    Books and Records; Collateral Audits; Appraisals; Account Verification.

(a)    Maintain, and cause each of its Subsidiaries to maintain, adequate books and records in accordance with GAAP, and permit any officer, employee or agent of Bank, at any time and from time to time, to inspect and examine such books and records, and to make copies of the same; provided that, so long as no Event of Default exists,  such inspections and examinations shall occur during normal business hours and upon three (3) Business Day’s prior notice,  Bank shall not conduct more than 1 such inspection and examination in any Loan Year and shall not unreasonably disrupt the Borrower’s operations, and  such inspections and examinations shall be conducted concurrent with any audit conducted pursuant to Section 5.2(b).

(b)    Permit Bank (through any of its officers, employees, or agents), from time to time hereafter, to audit the Accounts in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Accounts; provided that such audit shall not unreasonably disrupt the Borrower’s operations. In connection therewith, Borrower shall pay to Bank its standard and customary audit fee ("Audit Fee") for each audit plus all Expenses in connection therewith, payable upon demand; provided that, so long as no Event of Default exists, Borrower shall not be responsible for reimbursing Bank for more than 1 such audit per Loan Year.

(c)    Reserved.

(d)    Whether or not a Default or Event of Default exists, permit Bank at any time and from time to time, in the name of Bank or Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrower by mail, telephone or otherwise. Borrower shall cooperate fully with Bank in an effort to facilitate and promptly conclude any such verification process.

5.3    Collateral Reporting and Financial Statements. Deliver to Bank the following, all in form and detail satisfactory to Bank:

(a)     as soon as available, but not later than thirty (30) days after the end of each Fiscal Month, (w) a detailed aging, by total, of the Accounts, (x) a detailed aging, by vendor, of Borrowers’ accounts payable and any book overdraft, (y) a Borrowing Base Certificate, and (z) inventory reports and  upon Bank’s request, copies of invoices in connection with the Accounts, customer statements, credit memos, remittance advices, reports and deposit slips;

(b)    as soon as available but not later than thirty (30) days after the end of each Fiscal Month,  a Consolidating and Consolidated internally prepared Financial Statement for Borrower and its Subsidiaries which shall include Borrower’s and its Subsidiaries’ Consolidating and Consolidated balance sheet as of the close of such period, and Borrower’s and its Subsidiaries’ Consolidating and Consolidated statement of income and retained earnings and statement of cash flow for such period and year to date, in each case setting forth in comparative form, as applicable, (A) commencing with the Fiscal Month ending November 30, 2024, the figures for the corresponding Fiscal Month of the previous Fiscal Quarter and (B) commencing with the Fiscal Quarter ending March 31, 2025, the figures for the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by the Chief Executive Officer, Chief Financial Officer, or President of Borrower, as being complete and correct and fairly presenting in all material respects Borrower’s and its Subsidiaries’ financial condition and results of operations for such period (provided, that, with respect to this Section 5.3, notwithstanding anything to the contrary, any such certification by the Chief Executive Officer, Chief Financial Officer or President of Borrower shall only date back to the Closing Date, and no such representations are made with respect to the financial condition or results of operations for any times prior to the Closing Date), in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, provided that, if, as of the last day of any Fiscal Month ending on or before November 30, 2024, Borrower’s books and records are not yet in compliance with GAAP, Borrower shall deliver, in lieu of Financial Statements for such month, a roll-forward Quality of Earnings Report for the trailing twelve (12) month period ended on the last day of such month, and  an updated listing of all rights each Corporate Loan Party has obtained to any new registered Intellectual Property;

(c)    as soon as available but not later than thirty (30) days after the end of each Fiscal Month, a Compliance Certificate from the Chief Executive Officer, Chief Financial Officer, or President of Borrower, stating, among other things, that they have reviewed the provisions of this Agreement and the Loan Documents and that, there exists no Event of Default or Default, and containing the calculations and other details necessary to demonstrate compliance with Section 6.15;

(d)    as soon as available but not later than thirty (30) days following the beginning of each Fiscal Year, projections and annual operating plan of the Borrower for such Fiscal Year, in each case approved by the Borrower’s board, board of managers, or similar governing body;

(e)    as soon as available but not later than one hundred fifty (150) days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2024, a complete copy of Borrower’s and its Subsidiaries’ Consolidated and Consolidating (to the extent prepared) audited Financial Statement, which shall include at least Borrower’s and its Subsidiaries’ balance sheet as of the close of such Fiscal Year, and Borrower’s and its Subsidiaries’ statement of income and retained earnings and statement of cash flow for such Fiscal Year, commencing with Fiscal Year ending December 31, 2026, setting forth in each case in comparative form, as applicable, the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, accompanied by a report and opinion certified by a certified public accountant selected by Borrower and satisfactory to Bank, which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualifications or exceptions as to the scope of such review;

(f)    as soon as available but not later than ninety (90) days after the Closing Date, a complete copy of Borrower’s and its Subsidiaries’ consolidated opening balance sheet as of the close of the Subject Transaction, in reasonable detail and prepared in accordance with GAAP;

(g)    promptly upon receipt by Borrower, copies of any and all reports and management letters submitted to Borrower or any Subsidiary by any certified public accountant but solely in connection with any examination limited to the financial records of Borrower or any Subsidiary financial records made by such accountant;

(h)    to the extent applicable, as soon as available copies of all press releases that are not otherwise posted on the Kingsway Financial Services, Inc. website;

(i)    as soon as available but not later than thirty (30) days after the end of each Fiscal Quarter, bookings reports and logo/revenue churn data related to all recurring revenue streams; and

(j)    from time to time, operating statistics, operating plans and any other information as Bank may reasonably request, promptly upon such request.

5.4    Existence; Preservation of Licenses; Compliance with Law. Preserve and maintain, and (other than as permitted pursuant to Section 6.4) cause each Subsidiary to preserve and maintain, its existence and good standing in the state of its organization, qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign entity in every jurisdiction; and preserve, and cause each of its Subsidiaries to preserve, all of its licenses, permits, governmental approvals, rights, privileges and franchises required for its operations; and comply, and cause each of its Subsidiaries to comply, with the provisions of its Governing Documents; and comply, and cause each of its Subsidiaries to comply, with the requirements of all Applicable Laws of any Governmental Authority having authority or jurisdiction over it; and comply, and cause each of its Subsidiaries to comply, with all requirements for the maintenance of its business, insurance, licenses, permits, governmental approvals, rights, privileges and franchises.

5.5    Insurance.

(a)    Maintain, at Borrower’s expense, and cause each Subsidiary to maintain at its expense, insurance respecting its Assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain, and cause each Subsidiary to maintain, business interruption, public liability, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Bank. Borrower shall deliver copies of all such policies to Bank with a satisfactory lender’s loss payable endorsements (but only in respect of Collateral) and additional insured endorsements (with respect to general liability coverage), and shall contain a waiver of warranties. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give at least thirty (30) days’ (or ten (10) days in the case of non-payment) prior written notice to Bank in the event of cancellation of the policy, and the insurer’s agreement that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower or Bank which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment.

(b)    Copies of policies or certificates thereof satisfactory to Bank evidencing such insurance shall be delivered to Bank at least thirty (30) days prior to the expiration of the existing or preceding policies. Borrower shall give Bank prompt notice of any loss covered by such insurance. Bank shall have the exclusive right to adjust any losses payable under any such insurance policies, without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Bank in accordance with Section 1.14(d). Borrower shall, concurrently with the annual Financial Statements required to be delivered by Borrower pursuant to Section 5.3(e), deliver to Bank, as Bank may request, copies of certificates describing all insurance of Borrower and its Subsidiaries then in effect.

5.6    Assets. Maintain, keep and preserve, and cause each Subsidiary to maintain, keep and preserve, all of its Assets (tangible or intangible) which are necessary to its business in good repair and condition (normal wear and tear, obsolescence and casualty excepted), and from time to time make necessary repairs, renewals and replacements thereto so that such Assets shall be fully and efficiently preserved and maintained. This Section 5.6 shall not limit Borrower’s ability to make Permitted Restricted Payments.

5.7    Taxes and Other Liabilities. Pay and discharge when due, and cause each Subsidiary to pay and discharge when due,  any and all assessments and taxes, both real or personal and including federal and state income taxes, and  any and all other Permitted Debt, other than such taxes or indebtedness as Borrower is reasonably contesting, so long as Borrower establishes adequate reserves for such amount being contested.

5.8    Notices to Bank. Promptly, upon Borrower acquiring Knowledge thereof, give written notice to Bank of any of the following; provided that with respect to clauses (a) through (e) such occurrence would give rise to a liability of the Borrower an amount in excess of $150,000:

(a)    all litigation affecting any Loan Party or any Subsidiary;

(b)    any dispute which may exist between any Loan Party or any Subsidiary, on the one hand, and any Governmental Authority, on the other;

(c)    any labor controversy resulting in or threatening to result in a strike against any Loan Party or any Subsidiary;

(d)    any proposal by any Governmental Authority to acquire the Assets or business of any Loan Party or any Subsidiary, or to compete with Borrower or any Subsidiary;

(e)    any reportable event under Section 4043(c)(5), (6) or (13) of ERISA with respect to any Plan, any decision to terminate or withdraw from a Plan, any finding made with respect to a Plan under Section 4041(c) or (e) of ERISA, the commencement of any proceeding with respect to a Plan under Section 4042 of ERISA, or any material increase in the actuarial present value of unfunded vested benefits under all Plans over the preceding year;

(f)    any written notice of a discharge of Hazardous Materials or environmental complaint received by a Loan Party from any Governmental Authority or any other Person;

(g)    any material hazardous discharge from or affecting its premises not in compliance in all material respects with applicable Environmental Laws;

(h)    any Event of Default or Default; and

(i)    any other matter which has resulted or could reasonably be expected to result in a Material Adverse Effect.

5.9    Specified Laws.  Comply, and cause its Subsidiaries to comply, in all material respects, with all Applicable Laws relating to data collection, use, privacy, or protection (collectively, "Data Laws") and all applicable payment card industry standards regarding data security, and  maintain, and cause its Subsidiaries to maintain, written policies and procedures reasonably designed to protect the privacy of all personally identifiable information, and implement commercially reasonable security procedures, including physical and electronic safeguards, to protect all such personally identifiable information stored or transmitted in electronic form, in each case in compliance with all applicable Data Laws.

5.10    Further Assurances. Execute and deliver, or cause to be executed and delivered, upon the request of Bank in its Permitted Discretion and at Borrower’s expense, such additional documents, instruments and agreements as Bank may reasonably determine to be necessary or advisable to carry out the provisions of this Agreement and the Loan Documents, and the transactions and actions contemplated hereunder and thereunder.

5.11    Cash Management Services. Within sixty (60) days after the Closing Date (or such later date as determined by Bank in its Permitted Discretion), maintain and cause its Subsidiaries to maintain their primary Cash Management Services with Bank.

5.12    Environment. Be and remain, and cause each Subsidiary and each operator of any of Borrower’s or any Subsidiary’s Assets to be and remain, in compliance in all material respects with the provisions of all applicable Environmental Laws; promptly contain or remove any discharge of Hazardous Materials from or affecting its premises not in compliance in all material respects with applicable Environmental Laws, to the extent required by applicable Environmental Laws; promptly pay any fine or penalty assessed in connection therewith other than such fines or penalties being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of such contest or nonpayment, no property is subject to a material risk of loss or forfeiture; permit Bank to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at Bank’s reasonable request, and at Borrower’s expense, provide a report of a qualified environmental engineer, satisfactory in scope, form and content to Bank, and such other and further assurances reasonably satisfactory to Bank that the condition has been corrected.

5.13    Additional Collateral. With respect to any Assets (or any interest therein) acquired after the Closing Date by Borrower or any Loan Party that are of a type covered by the Lien created by any of the Loan Documents but which are not so subject, promptly (and in any event within thirty (30) days after the acquisition thereof):  execute and deliver, or cause such Loan Party to execute and deliver, to Bank such amendments to the relevant Loan Documents or such other documents as Bank shall deem in its Permitted Discretion necessary or advisable to grant to Bank a Lien on such Assets (or such interest therein),  take all actions, or cause such Loan Party to take all actions, requested by Bank in its Permitted Discretion to cause such Lien to be duly perfected in accordance with all Applicable Laws (to the extent that the same are required to be perfected pursuant to the terms of the Loan Documents), including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by Bank,  if reasonably requested by Bank, deliver to Bank legal opinions relating to the matters described in the immediately preceding clauses (i) and (ii), which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Bank, and  if reasonably requested by Bank, deliver to Bank evidence of insurance as required by Section 5.5.

5.14    Guarantors. Cause each and every now existing and hereafter acquired or formed Subsidiary to become a Guarantor, and execute and deliver to Bank each of the following, concurrent with any such acquisition or formation.

(a)    a Facility Guaranty;

(b)    a joinder to the Security Agreement in the form of Annex 2 thereto;

(c)    a supplement to the Intercompany Subordination Agreement in the form of Annex 1 thereto; and

(d)    such other agreements, instruments and documents as Bank may reasonably request in connection therewith.

5.15    Material Contracts. Maintain, and cause each of its Subsidiaries to maintain, all Material Contracts in full force and effect and not default in the payment or performance of any obligations thereunder.

ARTICLE VI

NEGATIVE COVENANTS

Borrower further covenants and agrees that from the Closing Date and thereafter until the payment, performance and satisfaction in full, in cash, of the Obligations, all of Bank’s, obligations hereunder have been terminated and no Letters of Credit are outstanding (other than  L/C Obligations and Bank Product Obligations that have been Cash Collateralized, and  inchoate indemnification obligations), Borrower shall not without the written consent of the Bank:

6.1    Use of Funds; Margin Regulation.

(a)    Use any proceeds of the Revolving Loans for any purpose other than (i) for working capital, or (ii) for general corporate purposes;

(b)    Use any proceeds of the Term Loan for any purpose other than to pay amounts owing to Seller on the Closing Date in accordance with the Purchase Agreement and for related costs, fees and expenses; or

(c)    Use any portion of the proceeds of the Loans in any manner which might cause the Loans, the application of the proceeds thereof, or the transactions contemplated by this Agreement to violate Regulation T, U, or X of the Board of Governors of the Federal Reserve System, or any other regulation of such board, or to violate the Securities and Exchange Act of 1934, as amended or supplemented.

6.2    Debt. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Debt except Permitted Debt.

6.3    Liens. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien (including the Lien of an attachment, judgment or execution) on any of its Assets, whether now owned or hereafter acquired, except Permitted Liens; or authorize, or permit any Subsidiary to authorize, the filing under the UCC as adopted in any jurisdiction, a financing statement which names Borrower or such Subsidiary as a debtor, except with respect to Permitted Liens, or sign, or permit any Subsidiary to sign, any security agreement authorizing any secured party thereunder to file such a financing statement, except with respect to Permitted Liens.

6.4    Merger, Consolidation, Transfer of Assets. Wind up, liquidate, terminate or dissolve, reorganize, reincorporate, merge or consolidate with or into any other Person (including in each case, pursuant to a Delaware LLC Division), or divide into two or more Persons, including becoming a Delaware Divided LLC (whether or not the original Person survives such division), or create or reorganize into one or more series pursuant to a Delaware LLC Division or otherwise, or acquire all or substantially all of the Assets or the business of any other Person, or permit any Subsidiary to do so (other than the Subject Transaction); provided that (i) Borrower may merge or consolidate with any Subsidiary, so long as the Borrower is the surviving entity, and (ii) any Subsidiary may merge or consolidate with any other Subsidiary, so long as any Subsidiary which is a Loan Party is the surviving entity.

6.5    Reserved.

6.6    Sales and Leasebacks. Sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person, and thereafter directly or indirectly leaseback the same or similar property.

6.7    Dispositions. Conduct, or permit any Subsidiary to conduct, any Dispositions, other than Permitted Dispositions, subject to Section 1.14(a).

6.8    Investments. Make, or permit any Subsidiary to make, directly or indirectly, any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment, other than Permitted Investments.

6.9    Character of Business. Engage in any business activities or operations substantially different from or unrelated to its present business activities and operations, or permit any Subsidiary to do so.

6.10    Restricted Payments. Declare or pay, or permit any Subsidiary to declare or pay, any Distributions, or pay any other Restricted Payments, other than Permitted Restricted Payments.

6.11    Guarantee. Except for Permitted Debt or any Guarantee of Permitted Debt, assume, Guarantee, endorse (other than checks and drafts received by Borrower in the ordinary course of business), or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, Guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, any agreement to purchase any obligation, stock, Assets, goods, or services or to supply or advance any funds, Assets, goods, or services, or any agreement to maintain or cause such Person to maintain, a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for the obligations of any other Person; or pledge or hypothecate, or permit any Subsidiary to pledge or hypothecate, any of its Assets as security for any liabilities or obligations of any other Person.

6.12    Reserved.

6.13    Transactions with Affiliates. Enter into any transaction, including borrowing or lending and the purchase, sale, or exchange of property or the rendering of any service (including management services), with any Affiliate, or permit any Subsidiary to enter into any transaction, including borrowing or lending and the purchase, sale, or exchange of property or the rendering of any service (including management services), with any Affiliate, other than  in the ordinary course of business or pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would obtain in a comparable arm’s length transaction with a Person not an Affiliate,  reasonable and customary director, officer, contractor and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans and indemnification arrangements approved by the relevant board of directors, board of managers, or equivalent corporate body, and  transactions among Corporate Loan Parties otherwise permitted hereunder.

6.14    Stock Issuance. Issue, or permit any Pledged Company to issue, any additional Ownership Interests, except Permitted Issuances.

6.15    Financial Condition. Permit or suffer:

(a)    the Fixed Charge Coverage Ratio, measured as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2024, at any time to be less than the ratio set forth in the table set forth in Section 6.15(a) of the Summary of Credit Terms opposite the applicable Fiscal Quarter end.

(b)    the Senior Leverage Ratio, measured as of the end of each Fiscal Month, commencing with the Fiscal Month ending September 30, 2024, at any time to be greater than the ratio set forth in the table set forth in Section 6.15(b) of the Summary of Credit Terms opposite the applicable Fiscal Month end; provided, however, if, at any time the Senior Leverage Ratio, tested as of the end of a Fiscal Month (including the last Fiscal Month of any Fiscal Quarter), prior to the exercise of any Cure Right pursuant to Section 7.3, is less than or equal to 2.50:1.00 (the “Quarterly Testing Threshold”), the Senior Leverage Ratio shall not be measured again until the last day of such Fiscal Quarter (or, with respect to the satisfaction of the Quarterly Testing Threshold in the last Fiscal Month of a Fiscal Quarter, the next test shall be the last day of the next Fiscal Quarter).

6.16    OFAC. Permit or cause any of its Subsidiaries to,  become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001),  engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise, to the knowledge of Borrower, associated with any such person in any manner violative of such Section 2 of such executive order, or  otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

6.17    Reserved.

6.18    Fiscal Year. Change its Fiscal Year.

6.19    Intercompany Services Agreement.  Amend the Intercompany Services Agreement in order to modify the manner in which Charges (as such term is defined therein) are calculated;  pay any Charges, if an Event of Default then exists or would result from the payment of such Charges or other amounts on a Pro Forma Basis; provided, however, no such Event of Default will limit or prevent the payment of Out-of-Pocket Costs (as such term is defined in the Intercompany Services Agreement);  Amend the Intercompany Services Agreement in order to increase payments for Shared Services (as such term is defined therein) to an amount greater than $250,000 in any Fiscal Year;  pay any Charges (as such term is defined in the Intercompany Services Agreement) to the extent prohibited under the terms of the Services Fee Subordination Agreement.

6.20    Burdensome Agreements. Except as otherwise permitted under this Agreement, enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document) that:  limits the ability  of any Subsidiary to make Restricted Payments or other Distributions to any Corporate Loan Party or to otherwise transfer property to or invest in a Corporate Loan Party,  of any Subsidiary to Guarantee the Obligations,  of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of Bank; or  requires the grant of a Lien (other than a Permitted Lien) to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

6.21    Borrower 2 as a Holding Company. Borrower 2 to engage in any business or activity other than  the ownership of all outstanding Ownership Interests in Borrower 1 and the other Loan Parties;  maintaining its limited liability company existence;  participating in tax, accounting, management and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties;  the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder; and  activities incidental to the businesses or activities described in clauses (a) through (d) of this Section 6.21.

6.22    Amendments of Certain Documents. Amend or otherwise modify, or waive any rights under  any provisions of any Subordinate Debt (other than as expressly permitted by the applicable Subordination Agreement), or  any Purchase Document or Governing Document other than amendments, modifications and waivers that would not reasonably be deemed to be materially adverse to the interests of Bank.

6.23    Material Contracts. Directly or indirectly, amend, modify, or change any of the terms or provisions of any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of Bank.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

7.1    Events of Default. The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (an “Event of Default”) hereunder:

(a)    Borrower fails to pay when due any payment of principal or interest due on the Loans, the Fees, any Expenses, or any other amount payable hereunder or under any Loan Document;

(b)    Borrower fails to observe or perform any of the covenants and agreements set forth in Section 1.18(a), 3.3 (if applicable), 5.2, or 5.3, or any Section within Article VI;

(c)    Any Loan Party fails to observe or perform any covenant or agreement set forth in this Agreement or the Loan Documents (other than those covenants and agreements described in Sections 7.1(a) and 7.1(b)), and such failure continues for fifteen (15) days after the earlier to occur of  Borrower obtaining Knowledge of such failure or Bank's delivery of notice to Borrower of such failure, provided that, if such failure is not capable of being cured within fifteen (15) days, and Borrower is diligently working toward curing such failure, Borrower shall have an additional fifteen (15) days to cure such failure;

(d)    Any representation, warranty or certification made by any Loan Party or any officer or employee of any Loan Party in any Loan Document, in any certificate, financial statement or other document delivered pursuant to any Loan Document proves to have been misleading or untrue in any material respect when made or if any such representation, warranty or certification is withdrawn;

(e)    Any Loan Party fails to pay when due (taking into account any applicable grace or cure period) any payment in respect of its Debt (other than under this Agreement) in a principal amount in excess of $250,000;

(f)    Any event or condition occurs that:  results in the acceleration of the maturity of any of any Loan Party’s Debt (other than under this Agreement); or  permits (or, with the giving of notice or lapse of time or both, would permit) the holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof;

(g)    Any Loan Party commences a voluntary Insolvency Proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debt or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official over it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary Insolvency Proceeding or fails generally to pay its Debt as it becomes due, or takes any action to authorize any of the foregoing;

(h)    An involuntary Insolvency Proceeding is commenced against any Loan Party seeking liquidation, reorganization or other relief with respect to it or its Debt or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and any of the following events occur:  the petition commencing the Insolvency Proceeding is not timely controverted;  the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof;  an interim trustee is appointed to take possession of all or a substantial portion of the Assets of, or to operate all or any substantial portion of the business of, such Loan Party; or (iv) an order for relief shall have been issued or entered therein;

(i)    Any one or more Loan Parties suffers  one or more judgments in excess of $150,000 which are not otherwise covered by insurance, or  one or more writs, warrant of attachment, or similar process in excess of $150,000 which are not released, vacated or fully bonded within fifteen (15) days of its issue or levy;

(j)    A judgment creditor obtains possession of any of the Assets of any one or more Loan Parties by levy, distraint, replevin, or similar judicial proceedings;

(k)    Any order, judgment or decree is entered decreeing the dissolution of any Loan Party;

(l)    Any Loan Party is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or any Loan Party voluntarily ceases to conduct its business as a going concern;

(m)    A notice of lien, levy or assessment is filed of record with respect to any or all of any one or more Loan Party's Assets by any Governmental Authority, or any taxes or debts owing at any time hereafter to any Governmental Authority becomes a Lien, whether inchoate or otherwise, upon any or all of any one or more Loan Party's Assets and the same is not paid on the payment date thereof;

(n)    Any Loan Party makes any payment on account of any Subordinate Debt except as otherwise permitted under the terms of the applicable Subordination Agreement;

(o)    Any Reportable Event, which Bank reasonably determines constitutes grounds for the termination of any Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Bank, or any such Plan shall be terminated within the meaning of Title IV of ERISA (other than in a standard termination for which Plan Assets are sufficient to satisfy all benefit liabilities as reasonably determined by Bank), or a trustee shall be appointed by the appropriate United States District Court to administer any such Plan, or the PBGC shall institute proceedings to terminate any Plan if any such ERISA Event or Events or action or actions, individually or in the aggregate, would reasonably be expected to result in a claim against or liability of Borrower or any of its Subsidiaries;

(p)    Any event occurs that would permit the Pension Benefit Guaranty Corporation to terminate any Plan;

(q)    Any Change of Control occurs;

(r)    (i) Any of the Loan Documents fails to be in full force and effect for any reason, or (ii) Bank fails to have a perfected, first priority Lien (subject only to Permitted Liens) in and upon all of the Collateral;

(s)    Any Guarantor revokes or disputes the validity of, or liability under, his, her or its Facility Guaranty;

(t)    Borrower or a member of the ERISA Group sustains a complete or partial withdrawal within the meaning of ERISA sections 4203 or 4205 from a Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect;

(u)    A breach or an event of default occurs under any Bank Product Agreement, including without limitation, any Swap; or

(v)    There occurs any Material Adverse Effect.

7.2    Remedies. Upon the occurrence of any Event of Default described in Section 7.1(g) or 7.1(h), the Commitments shall immediately terminate, Bank’s obligation hereunder to make Loans to Borrower and/or Bank’s obligation to issue Letters of Credit shall immediately terminate, and the Obligations (other than Swap Obligations) shall become immediately due and payable without any election or action on the part of Bank, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives, and Borrower shall immediately Cash Collateralize all outstanding L/C Obligations and Bank Product Obligations. Upon the occurrence and continuance of any other Event of Default, either or both of the following actions may be taken:  Bank may without notice of its election and without demand, immediately terminate the Commitments, whereupon Bank’s obligation to make Loans to Borrower and/or to issue Letters of Credit shall immediately terminate;  Bank may, without notice of its election and without demand, declare the Obligations to be due and payable in full, whereupon the Obligations (other than Swap Obligations) shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives, and  Borrower shall Cash Collateralize all outstanding L/C Obligations and Bank Product Obligations. Any demand in respect of any Swap Obligation shall be made in accordance with the terms of the Swap Documents relating thereto.

7.3    Equity Cure

(a)    Notwithstanding anything to the contrary contained in this Article VII, in the event that Borrower fails to comply with the requirements of either Section 6.15(a) or 6.15(b) as of the end of any Fiscal Quarter or Fiscal Month or Borrower projects that it will fail to comply with the requirements of either Sections 6.15(a) or 6.15(b) as of the end of such Fiscal Quarter or Fiscal Month (in either case, a “Subject Covenant Default”), Borrower shall have the right, subject to the terms and conditions of this Section 7.3, to effect a “cure” of the Subject Covenant Default(s) (the “Cure Right”), provided that Bank will have the option to reject such cure if the Cure Amount (hereinafter defined) is greater than or equal to $500,000. Subject to Sections (a) and (b), Borrower may exercise the Cure Right at any time during the period commencing on the first day of the Fiscal Quarter or Fiscal Month during which the Subject Covenant Default(s) occurred or is projected to occur and continuing up to and including the expiration of the tenth (10th) day following the date on which the Compliance Certificate with respect to such Fiscal Quarter or Fiscal Month (or the Fiscal Year ended on the last day of such Fiscal Quarter) is due in accordance with Section 5.3(c) (the “Cure Right Exercise Period”); provided that the Cure Right Exercise Period for a Subject Covenant Default shall immediately terminate upon Bank’s receipt of written notice from Borrower that it is not electing to exercise the Cure Right for such Subject Covenant Default. The Cure Right may be effected only during the Cure Right Exercise Period by Borrower 2 or, subject to Section 3.1 of the Security Agreement, Borrower issuing Ownership Interests that are Permitted Issuances and using the Net Proceeds of such issuance to make a cash contribution to the capital of Borrower, which amount, for covenant compliance purposes, shall be treated as a dollar-for-dollar increase in Consolidated Adjusted EBITDA with respect to the applicable Fiscal Quarter or Fiscal Month in the amount sufficient to cause Borrower to be in compliance with the requirements of Sections 6.15(a) or 6.15(b) as of the end of the applicable Fiscal Quarter or Fiscal Month on a Pro Forma Basis (such amount, the “Cure Amount”). Upon Borrower’s receipt of the Cure Amount, and Bank’s receipt of a Compliance Certificate giving effect to such Cure Amount and evidencing that the Subject Covenant Default(s) have been “cured” on a Pro Forma Basis (“Cure Date”), Borrower shall be deemed to have satisfied the requirements of Sections 6.15(a) or 6.15(b) as of the end of the applicable Fiscal Quarter or Fiscal Month (and any 4 Fiscal Quarter period that contains such Fiscal Quarter or twelve (12) Fiscal Month period that contains such Fiscal Month), with the same effect as though there had been no failure to comply therewith at such date, and the Subject Covenant Default(s) shall be deemed cured and no longer continuing; provided that the Cure Date shall in no event occur after the expiration of the Cure Right Exercise Period, and any attempted exercise of the Cure Right that does not result in the Cure Date occurring on or prior to the expiration of the Cure Right Exercise Period shall be ineffective for purposes of waiving the Subject Covenant Defaults. Prior to the Cure Date in accordance with the foregoing, any Event of Default that has occurred as a result of the Subject Covenant Defaults shall be deemed to be continuing and, as a result, Bank shall have no obligation to make additional Revolving Loans, issue any additional Letters of Credit, or otherwise extend additional credit hereunder; provided that during the Cure Right Exercise Period, except as otherwise set forth in this sentence before this proviso, Bank shall forbear from exercising any of its other rights and remedies available to it that arise solely from the existence of the Subject Covenant Defaults. In the event Borrower does not cure all financial covenant violations as provided in this Section 7.3, the Subject Covenant Defaults shall continue unless waived in writing by Bank in accordance herewith.

(b)    Notwithstanding anything herein to the contrary,  Borrower shall notify Bank of the exercise of any Cure Right not less than five (5) Business Days prior to the issuance of the applicable Ownership Interests,  in the case of any financial covenant measured on a Fiscal Quarter basis, in each 4 consecutive Fiscal Quarter period there shall be at least 2 Fiscal Quarters in which the Cure Right is not exercised, in the case of any financial covenant measured on a Fiscal Month basis, in each twelve (12) consecutive Fiscal Month period there shall be at least six (6) Fiscal Months in which the Cure Right is not exercised, the Cure Right shall not be exercised in consecutive Fiscal Months or consecutive Fiscal Quarters, as applicable,  during the term of this Agreement, the Cure Right shall not be exercised more than four (4) times,  the amount added to Consolidated Adjusted EBITDA pursuant to the exercise of the Cure Right shall be no greater than the product of (y) Cure Amount, times (z) one hundred and ten percent (110%), and any amounts in excess thereof shall not increase Consolidated Adjusted EBITDA with respect to the applicable Fiscal Quarter, and  in no event may any Cure Right be exercised if such Cure Right would result in a Change of Control.

7.4    Power of Attorney. Borrower hereby appoints Bank (and all Persons designated by Bank) as Borrower's true and lawful attorney (and agent-in-fact) for the purposes provided in this section. Bank, or Bank's designee, may, without notice and in either its or Borrower's name, but at the cost and expense of Borrower:

(a)    Endorse Borrower's name on any payment item or other proceeds of Collateral (including proceeds of insurance) that come into Bank's possession or control; and

(b)     notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts;  settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral;  sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Bank deems advisable;  collect, liquidate and receive balances in deposit accounts or investment accounts, and take control, in any manner, of proceeds of Collateral;  prepare, file and sign Borrower's name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document;  receive, open and dispose of mail addressed to Borrower, and notify postal authorities to deliver any such mail to an address designated by Bank;  endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral;  use Borrower's stationery and sign its name to verifications of Accounts and notices to Account Debtors;  use information contained in any data processing, electronic or information systems relating to Collateral;  make and adjust claims under insurance policies;  take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker's acceptance or other instrument for which Borrower is a beneficiary; and  take all other actions as Bank reasonably deems appropriate to fulfill Borrower's obligations under this Agreement and the Loan Documents.

7.5    Appointment of Receiver or Trustee. Borrower hereby irrevocably agrees that Bank, has the right under this Agreement, upon the occurrence and continuance of an Event of Default, to seek the appointment of a receiver, trustee or similar official over Borrower to effect the transactions contemplated by this Agreement, and that Bank is entitled to seek such relief. Borrower hereby irrevocably agrees not to object to such appointment on any grounds.

7.6    Remedies Cumulative. The rights and remedies of Bank herein and in the Loan Documents are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law, in equity or otherwise.

ARTICLE VIII

MISCELLANEOUS

8.1    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or other electronic transmission or similar writing) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof or such other address or facsimile number as such party may hereafter specify by notice to the other party in accordance with this Section 8.1. Each such notice, request or other communication shall be effective  if delivered in person, when delivered,  if delivered by facsimile transmission, on the date of transmission if transmitted on a Business Day before 4:00 p.m., (Pacific time), otherwise on the next Business Day,  if delivered electronically, upon receipt thereof by the recipient;  if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed and  if mailed, upon the third (3rd) Business Day after the date deposited into the U.S. Mail, certified or registered; provided that actual notice, however and from whomever given or received, shall always be effective on receipt; provided further that notices to Bank pursuant to Article I and Article II shall not be effective until received by the loan officer of Bank designated as the relationship manager for Borrower; provided further that notices sent by Bank in connection with Bank’s exercise of its enforcement rights against any of its collateral shall be deemed given when deposited in the mail or personally delivered, or, where permitted by law, transmitted by facsimile.

8.2    No Waivers. No failure or delay by Bank in exercising any right, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.3    Expenses; Documentary Taxes; Indemnification.

(a)    Borrower shall pay all Expenses on demand.

(b)    Borrower shall pay all and indemnify Bank against any and all transfer taxes, documentary taxes, assessments, or charges made by any Governmental Authority and imposed by reason of the execution and delivery of this Agreement, any of the Loan Documents, or any other document, instrument or agreement entered into in connection herewith.

(c)    Borrower shall and hereby agrees to indemnify, protect, defend and hold harmless Bank and its directors, officers, agents, employees and attorneys (collectively, the “Indemnified Persons” and individually, an “Indemnified Person”) from and against  any and all losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses (including reasonable attorneys’ fees and attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) incurred by any Indemnified Person (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person) arising out of or by reason of any litigations, investigations, claims or proceedings (whether administrative, judicial or otherwise), including discovery, whether or not such Indemnified Person is designated a party thereto, which arise out of or are in any way related to  this Agreement, the Loan Documents or the transactions contemplated hereby or thereby,  any actual or proposed use by Borrower of the proceeds of the Loans, or  Bank’s entering into this Agreement, the Loan Documents or any other agreements and documents relating hereto;  any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses arising out of or by reason of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence on, under or about Borrower’s operations or property or property leased by Borrower of any material, substance or waste which is or becomes designated as Hazardous Materials; and  any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses incurred in connection with any remedial or other action taken by Borrower or Bank in connection with compliance by Borrower with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person). If and to the extent that the obligations of Borrower hereunder are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations to Bank which is permissible under Applicable Law. This Section 8.3(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(d)    To the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of the Loan Documents or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Person through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)    Borrower’s obligations under this Section 8.3 and Section 1.16 shall survive any termination of the Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of its obligations set forth in this Agreement.

8.4    Amendments and Waivers. Neither this Agreement nor any Loan Document (other than Bank Product Agreements), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 8.4. Bank may from time to time,  enter into with Borrower or any other applicable Person written amendments, supplements or modifications hereto and to the Loan Documents or  waive, on such terms and conditions as Bank may specify in such instrument, any of the requirements of this Agreement or the Loan Documents or any Event Default or Default and its consequences, if, but only if, such amendment, supplement, modification or waiver is in writing and is signed by the party asserted to be bound thereby, and then such amendment, supplement, modification or waiver shall be effective only in the specific instance and the specific purpose for which given. Any such waiver and any such amendment, supplement or modification shall be binding upon Borrower, Bank and all future holders of the Loans.

8.5    Successors and Assigns; Participations; Disclosure; Register.

(a)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Bank and any such prohibited assignment or transfer by Borrower shall be void.

(b)    Bank may make, carry or transfer the Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of Bank or to any Federal Reserve Bank, all without Borrower’s consent.

(c)    Bank may at its own expense, assign to one or more banks or other financial institutions all or a portion of its rights (including voting rights) and obligations under this Agreement and the Loan Documents. In the event of any such assignment by Bank pursuant to this Section 8.5(c), Bank’s obligations under this Agreement arising after the effective date of such assignment shall be released and concurrently therewith, transferred to and assumed by Bank’s assignee to the extent provided for in the document evidencing such assignment. The provisions of this Section 8.5 relate only to absolute assignments (whether or not arising as the result of foreclosure of a security interest) and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by Bank of any Loan or any Note to any Federal Reserve Bank in accordance with Applicable Law.

(d)    Bank may at any time sell to one or more banks or other financial institutions (each a “Participant”) participating interests in the Loans, the Letters of Credit, and in any other interest of Bank hereunder. In the event of any such sale by Bank of a participating interest to a Participant, Bank’s obligations under this Agreement shall remain unchanged, Bank shall remain solely responsible for the performance thereof, and Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations under this Agreement. Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Section 1.16 with respect to its participating interest (but with respect to any particular Participant, to no greater extent than Bank would be entitled to).

(e)    Borrower authorizes Bank to disclose to any assignee under Section 8.5(c) or any Participant (either, a “Transferee”) and any prospective Transferee any and all financial information in such Bank’s possession concerning Borrower that has been delivered to Bank by Borrower pursuant to this Agreement or that has been delivered to Bank by Borrower in connection with Bank’s credit evaluation prior to entering into this Agreement.

(f)    Bank, acting solely for this purpose as an agent of Borrower, shall maintain at its office in San Jose, California, a register for the recordation of the names and addresses of Bank and its successors and assigns, and the commitments of, and principal amounts of the loans owing to Bank and its successors and assigns pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower and Bank shall treat the Person whose name is recorded in the Register pursuant to the terms hereof as a lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and lenders at any reasonable time and from time to time upon reasonable prior notice. The obligations of Borrower under this Agreement and the Loan Documents are registered obligations and the right, title and interest of Bank and its assignees in and to such obligations shall be transferable only upon notation of such transfer in the Register. This Section 8.5(f) shall be construed so that such obligations are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (and any other relevant or successor provisions of the Internal Revenue Code or such regulations). Bank shall maintain, as a non-fiduciary agent of the Borrower, a register as to the participations granted and transferred under Section 8.5(d) containing the same information specified in this Section on the Register as if each participant were a lender hereunder.

(g)    Borrower agrees that Bank may use Borrower’s and its Subsidiaries’ name(s) in advertising and promotional materials.

8.6    Confidentiality. Bank agrees that non-public information regarding Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Bank in a confidential manner, and shall not be disclosed by Bank to Persons who are not Loan Parties or investors therein, except:  to attorneys for and other advisors, accountants, auditors, and consultants to Bank (“Bank Representatives”),  to Subsidiaries and Affiliates of Bank (including Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed in writing to receive such information hereunder subject to the terms of this Section 8.6,  as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information,  as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation,  as may be agreed to in advance by Borrower or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (v) the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the subpoena or other legal process, and (y) any disclosure under this clause (v) shall be limited to the portion of the Confidential Information as may be required by such governmental authority pursuant to such subpoena or other legal process,  as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Bank or Bank Representatives),  in connection with any assignment, prospective assignment, sale, prospective sale, participation, prospective participation, pledge or prospective pledge of Bank's interest under this Agreement, provided that any such Transferee or prospective Transferee shall have agreed in writing to receive such information hereunder subject to the terms of this Section,  in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Bank, any of their respective Affiliates, or their respective counsel) under this clause (viii) with respect to litigation involving any Person (other than any Loan Party, Bank, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior notice thereof, and  in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

8.7    Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of an original counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic transmission also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

8.8    Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof.

8.9    Knowledge. For purposes of this Agreement, an individual will be deemed to have knowledge of a particular fact or other matter if:  such individual is actually aware of such fact or other matter; or  a prudent individual would reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. Borrower will be deemed to have knowledge of a particular fact or other matter if the president, chief executive officer, chief operating officer, chief financial officer, controller, treasurer, president, or other Authorized Officer of Borrower has, or at any time while holding such office had, knowledge of such fact or other matter.

8.10    Additional Waivers.

(a)    Borrower agrees that checks and other instruments received by Bank in payment or on account of the Obligations constitute only conditional payment until such items are actually paid to Bank and Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of the Obligations and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply such payments in any manner as Bank may deem advisable, notwithstanding any entry by Bank upon its books.

(b)    Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

(c)    So long as Bank complies with its obligations, if any, under the UCC,  Bank shall not in any way or manner be liable or responsible for (x) the safekeeping of the Collateral; (y) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (z) any diminution in the value thereof; or (aa) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever; and  all risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

(d)    Borrower waives the right and the right to assert a confidential relationship, if any, it may have with any accountant, accounting firm and/or service bureau or consultant in connection with any information requested by Bank pursuant to or in accordance with this Agreement, and agrees that Bank may contact directly any such accountants, accounting firm and/or service bureau or consultant in order to obtain such information.

8.11    Destruction Of Borrower’s Documents. Any documents, schedules, invoices or other papers delivered to Bank (other than any stock certificates, promissory notes or other possessory collateral) may, be destroyed or otherwise disposed of by Bank six (6) months after they are delivered to or received by Bank, unless Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower's expense, for their return.

8.12    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; CLASS ACTION WAIVER.

(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD FOR PRINCIPLES OF CONFLICTS OF LAWS.

(b)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT BANK’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE BANK ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND BANK WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 8.12.

(c)    EACH LOAN PARTY AND BANK (EACH BY ITS ACCEPTANCE OF THIS AGREEMENT) HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OBLIGATION OF ANY LOAN PARTY OR THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE ARISING OUT OF OR RELATING TO THE RELATIONSHIP BETWEEN ANY LOAN PARTY AND BANK, WHETHER ARISING IN CONTRACT, TORT, EQUITY, FROM STATE OR FEDERAL STATUTE OR LAW, OR OTHERWISE. EACH LOAN PARTY AND BANK REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)    IF PERMITTED BY APPLICABLE LAW, EACH PARTY ALSO WAIVES THE RIGHT TO LITIGATE IN COURT OR AN ARBITRATION PROCEEDING ANY DISPUTE AS A CLASS ACTION, EITHER AS A MEMBER OF A CLASS OR AS A REPRESENTATIVE, OR TO ACT AS A PRIVATE ATTORNEY GENERAL. EACH PARTY (I) CERTIFIES THAT NO ONE HAS REPRESENTED TO SUCH PARTY THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE JURY AND CLASS ACTION WAIVERS IN THE EVENT OF SUIT, AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS, AND CERTIFICATIONS IN THIS SECTION.

8.13    Reference Provision. If the waiver of the right to a trial by jury set forth in Section 8.12(c) is not enforceable, all disputes or controversies as to which the jury trial waiver above would apply if enforceable shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the presiding judge of the Santa Clara County, California Superior Court or, if the proceeding is pending in federal court, by a District Court judge in the Northern District of California) appointed in accordance with California Code of Civil Procedure Section 638 (“Section 638”) (or pursuant to comparable provisions of federal law if the proceeding is pending in federal court and the Court determines that it will not proceed in accordance with Section 638), sitting without a jury, in accordance with Section 8.12(b).  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive (or comparable provisions if the referee is appointed in accordance with federal law).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against Collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this Section 8.13.

8.14    Updating Disclosure Schedules. Concurrent with the delivery of each Compliance Certificate pursuant to Section 5.3(c), Borrower shall update in writing any Schedules provided for in Article IV to the extent it has Knowledge of any circumstance which may have the effect of making any representation or warranty contained in Article IV untrue or incomplete in any material respect as of the end of the Fiscal Month to which such Compliance Certificate pertains. The requirement of Borrower to update the Schedules provided for herein shall not have the effect of a cure of any Event of Default occurring prior to any such update or existing at the time of any such update without the written waiver of such Event of Default by Bank.

8.15    Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Loan Party or the transfer to Bank or any Bank Product Provider of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a "Voidable Transfer"), and if Bank or such Bank Product Provider is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Bank or such Bank Product Provider is required or elects to repay or restore, and as to all reasonable costs, Expenses, and reasonable attorneys' fees of Bank and such Bank Product Provider related thereto, the liability of each Loan Party automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

8.16    Patriot Act Notification. Bank is subject to the Patriot Act and hereby notifies Borrower that pursuant to the requirements of the Patriot Act, Bank is required to obtain, verify and record information that identifies Borrower, which information includes the names and addresses of Borrower and other information that will allow Bank to identify Borrower in accordance with the Patriot Act.

8.17    License to Use Borrower’s Logo. At Borrower’s request, Bank has affixed Borrower’s logo to this Agreement and certain of the Loan Documents. Borrower hereby grants a royalty-free, non-exclusive license or other right to use Borrower’s logo and any of Borrower’s intellectual property related thereto on this Agreement and such Loan Documents until such time as the Obligations are indefeasibly paid in full and this Agreement is terminated.

8.18    Debtor-Creditor Relationship. The relationship between Bank, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. Bank has no (nor shall be deemed to have any) fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between Bank, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

ARTICLE IX

JOINT AND SEVERAL LIABILITY; SINGLE LOAN ACCOUNT

9.1    Joint and Several Liability. Each Borrower agrees that it is jointly and severally, directly and primarily liable to Bank for payment, performance and satisfaction in full of the Obligations and that such liability is independent of the duties, obligations, and liabilities of the other Borrowers. Bank may bring a separate action or actions on each, any, or all of the Obligations against any Borrower, whether action is brought against the other Borrowers or whether the other Borrowers are joined in such action. In the event that any Borrower fails to make any payment of any Obligations on or before the due date thereof, the other Borrowers immediately shall cause such payment to be made or each of such Obligations to be performed, kept, observed, or fulfilled.

9.2    Primary Obligation; Waiver of Marshaling. The Loan Documents to which Borrowers are a party are a primary and original obligation of each Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to the Loan Documents to which Borrowers are a party. Each Borrower agrees that its liability under the Loan Documents to which Borrowers are a party shall be immediate and shall not be contingent upon the exercise or enforcement by Bank of whatever remedies they may have against the other Borrowers, or the enforcement of any lien or realization upon any security Bank may at any time possess. Each Borrower consents and agrees that Bank shall be under no obligation to marshal any assets of any Borrower against or in payment of any or all of the Obligations.

9.3    Financial Condition of Borrowers. Each Borrower acknowledges that it is presently informed as to the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower hereby covenants that it will continue to keep informed as to the financial condition of the other Borrowers, the status of the other Borrowers and of all circumstances which bear upon the risk of nonpayment. Absent a written request from any Borrower to Bank for information, each Borrower hereby waives any and all rights it may have to require Bank to disclose to such Borrower any information which Bank may now or hereafter acquire concerning the condition or circumstances of the other Borrowers.

9.4    Continuing Liability. The liability of each Borrower under the Loan Documents to which Borrowers are a party includes Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Obligations after prior Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Borrower hereby waives any right to revoke its liability under the Loan Documents as to future indebtedness, and in connection therewith, each Borrower hereby waives any rights it may have under Section 2815 of the California Civil Code.

9.5    Additional Waivers. Each Borrower absolutely, unconditionally, knowingly, and expressly waives:

(a)     notice of acceptance hereof;  notice of any Loans or other financial accommodations made or extended under the Loan Documents to which Borrowers are a party or the creation or existence of any Obligations;  notice of the amount of the Obligations, subject, however, to each Borrower’s right to make inquiry of Bank to ascertain the amount of the Obligations at any reasonable time;  notice of any adverse change in the financial condition of the other Borrowers or of any other fact that might increase such Borrower’s risk hereunder;  notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents to which Borrowers are a party; and  all other notices (except if such notice is specifically required to be given to Borrowers hereunder or under the Loan Documents to which Borrowers are a party) and demands to which such Borrower might otherwise be entitled;

(b)    its right, under Sections 2845 or 2850 of the California Civil Code, or otherwise, to require Bank to institute suit against, or to exhaust any rights and remedies which Bank has or may have against, the other Borrowers or any third party, or against any collateral for the Obligations provided by the other Borrowers, or any third party. Each Borrower further waives any defense arising by reason of any disability or other defense (other than the defense that the Obligations shall have been fully and finally performed and indefeasibly paid) of the other Borrowers or by reason of the cessation from any cause whatsoever of the liability of the other Borrowers in respect thereof;

(c)     any rights to assert against Bank any defense (legal or equitable), set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against the other Borrowers or any other party liable to Bank;  any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor;  any defense such Borrower has to performance hereunder, and any right such Borrower has to be exonerated, provided by Sections 2819, 2822, or 2825 of the California Civil Code, or otherwise, arising by reason of: the impairment or suspension of Bank’ rights or remedies against the other Borrowers; the alteration by Bank of the Obligations; any discharge of the other Borrowers’ obligations to Bank by operation of law as a result of Bank’ intervention or omission; or the acceptance by Bank of anything in partial satisfaction of the Obligations; and  the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Borrower’s liability hereunder;

(d)    any defense arising by reason of or deriving from  any claim or defense based upon an election of remedies by Bank including any defense based upon an election of remedies by Bank under the provisions of Sections 580a, 580b, 580d, and 726 of the California Code of Civil Procedure or any similar law of California or any other jurisdiction; or  any election by Bank under Section 1111(b) of the Bankruptcy Code to limit the amount of, or any collateral securing, its claim against Borrowers. Pursuant to California Civil Code Section 2856(b):

(i)     each Borrower waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against the other Borrowers by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise; and

(ii)    each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by real property. This means, among other things: (1) Bank may collect from such Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrowers; and (2) if Bank forecloses on any real property collateral pledged by the other Borrowers: (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) Bank may collect from such Borrower even if Bank, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect from the other Borrowers. This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure;

(e)     any right of subrogation such Borrower has or may have as against the other Borrowers with respect to the Obligations;  any right to proceed against the other Borrowers or any other Person, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which such Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations; and  any right to proceed or seek recourse against or with respect to any property or asset of the other Borrowers; and

(f)    WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, EACH BORROWER HEREBY ABSOLUTELY, KNOWINGLY, UNCONDITIONALLY, AND EXPRESSLY WAIVES AND AGREES NOT TO ASSERT ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2825, 2839, 2845, 2848, 2849, AND 2850, CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580c, 580d, AND 726, CALIFORNIA UNIFORM COMMERCIAL CODE SECTIONS 3116, 3118, 3119, 3419, 3605, 9504, 9505, AND 9507, AND CHAPTER 2 OF TITLE 14 OF PART 4 OF DIVISION 3 OF THE CALIFORNIA CIVIL CODE.

9.6    Settlements or Releases. Each Borrower consents and agrees that, without notice to or by such Borrower, and without affecting or impairing the liability of such Borrower hereunder, Bank may, by action or inaction:

(a)    compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Loan Documents, or any part thereof, with respect to the other Borrowers or any Guarantor;

(b)    release the other Borrowers or any Guarantor or grant other indulgences to the other Borrowers or any Guarantor in respect thereof;

(c)    amend or modify in any manner and at any time (or from time to time) any of the Loan Documents; or

(d)    release or substitute any Guarantor, if any, of the Obligations, or enforce, exchange, release, or waive any security for the Obligations or any other guaranty of the Obligations, or any portion thereof.

9.7    No Election. Bank shall have the right to seek recourse against each Borrower to the fullest extent provided for herein, and no election by Bank to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of Bank’s right to proceed in any other form of action or proceeding or against other parties unless Bank has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by Bank under the Loan Documents shall serve to diminish the liability of any Borrower under the Loan Documents to which Borrowers are a party except to the extent that Bank finally and unconditionally shall have realized indefeasible payment by such action or proceeding.

9.8    Indefeasible Payment. The Obligations shall not be considered indefeasibly paid unless and until all payments to Bank are no longer subject to any right on the part of any Person, including any Borrower, any Borrower as a debtor in possession, or any trustee (whether appointed pursuant to the Bankruptcy Code, or otherwise) of any Borrower’s Assets to invalidate or set aside such payments or to seek to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential. Upon such full and final performance and indefeasible payment of the Obligations, Bank shall have no obligation whatsoever to transfer or assign its interest in the Loan Documents to any Borrower. In the event that, for any reason, any portion of such payments to Bank is set aside or restored, whether voluntarily or involuntarily, after the making thereof, then the obligation intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made, and any Borrower shall be liable for the full amount Bank is required to repay plus any and all costs and expenses (including attorneys’ fees and attorneys’ fees incurred in proceedings brought under the Bankruptcy Code) paid by Bank in connection therewith.

9.9    Single Loan Account. At the request of Borrowers to facilitate and expedite the administration and accounting processes and procedures of the Loans and Borrowings, Bank have agreed, in lieu of maintaining separate loan accounts on Bank’ books in the name of each of the Borrowers, that Bank may maintain a single loan account under the name of all of both Borrowers (the “Loan Account”). All Loans shall be made jointly and severally to Borrowers and shall be charged to the Loan Account, together with all interest and other charges as permitted under and pursuant to this Agreement. The Loan Account shall be credited with all repayments of Obligations received by Bank, on behalf of Borrowers, from any Borrower pursuant to the terms of this Agreement.

9.10    Apportionment of Proceeds of Loans. Each Borrower expressly agrees and acknowledges that Bank shall have no responsibility to inquire into the correctness of the apportionment or allocation of or any disposition by any of Borrowers of  the Loans or any Borrowings, or  any of the expenses and other items charged to the Loan Account pursuant to this Agreement. The Loans and all such Borrowings and such expenses and other items shall be made for the collective, joint, and several account of Borrowers and shall be charged to the Loan Account.

9.11    Borrower 2 as Agent for Borrowers. Borrower 1 hereby irrevocably appoints Borrower 2 as the borrowing agent and attorney-in-fact for all Borrowers (“Administrative Borrower”) which appointment shall remain in full force and effect unless and until Bank shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower  to provide Bank with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under the Loan Documents and  to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of the Loan Documents. It is understood that the handling of the Loans and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Bank shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loans and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce Bank to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify Bank, and hold Bank harmless against, any and all liability, expense, loss or claim of damage, or injury, made against Bank by any Borrower or by any third Person whosoever, arising from or incurred by reason of  the handling of the Loans and Collateral of Borrowers as herein provided,  Bank’s relying on any instructions of the Administrative Borrower, or  any other action taken by Bank hereunder or under the other Loan Documents, except that Borrowers will have no liability to Bank under this Section 9.11 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Bank.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	IMAGE SOLUTIONS, LLC
a North Carolina limited liability company

By: ________________________________
Name: Kent Hansen
Title: Vice President

STEEL BRIDGE ACQUISITION LLC,
a Delaware limited liability company

By: ________________________________
Name: Kent Hansen
Title: Vice President

Address for notices:

Kingsway Financial Services Inc.
150 Pierce Road, Suite 600
Itasca, IL 60143
Attn: Kent Hansen
Email: khansen@kingswayfinancial.com

BANK:	AVIDBANK,
a California banking corporation

By: ________________________________
Name: Anthony Rodriguez
Title: Senior Vice President

Address for notices:

AVIDBANK
135 Main Street Suite 2150
San Francisco, California 94105
Attn: Anthony Rodriguez, Senior Vice President
Telephone: (415) 525-8768
Email: arodriguez@avidbank.com

with a copy to:

AVIDBANK
1732 N 1st Street, 6th Floor
San Jose, California 95112

[Signature Page to Credit Agreement]

Annex 1
To
Credit Agreement

Defined Terms and Construction

1.         Defined Terms. The following terms, as used herein, shall have the following meanings:

“Acceptable Letter of Credit” means a standby letter of credit, issued by a bank or financial institution acceptable to Bank in its Permitted Discretion, in form and substance satisfactory to Bank in its Permitted Discretion, in an amount equal to one hundred three percent (103%) of the Letter of Credit Usage, naming Bank as beneficiary to reimburse payments of drafts drawn under outstanding Letters of Credit.

“Account” and “Account Debtor” have the meanings set forth in the UCC.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Borrower.

“Administrative Borrower” has the meaning set forth in Section 9.11.

“Affiliate” means, with respect to any Person, any other Person (i) that, directly or indirectly, controls, is controlled by or is under common control with such Person; (ii) that directly or indirectly beneficially owns or controls ten percent (10%) or more of any class of Ownership Interests of such Person; or (iii) ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person. For purposes of the foregoing, control (including controlled by and under common control with) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Bank shall not be deemed an Affiliate of any Loan Party or any Subsidiary.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time in accordance with its terms.

“Allocation Agreement” means that certain Third Amended and Restated Kingsway Affiliated Group Tax Allocation Agreement dated as of December 1, 2016 by and among Kingsway America II Inc., a Delaware corporation, and the subsidiaries party thereto, as may be amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time in accordance with its terms.

“Anti-Terrorism Laws” means all Applicable Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, including, without limitation, all laws, regulations and executive orders expressly referenced in Section 4.27.

“Applicable Laws” means all applicable laws, rules, regulations and orders of any Governmental Authority, including without limitation, regulations issued by the Office of the Comptroller of the Currency, Credit Protection Laws, the Fair Labor Standards Act, and the Americans With Disabilities Act.

“Appraisal Fee” has the meaning set forth in Section 5.2(c).

“Asset” means any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, and whether tangible or intangible.

“Attributable Indebtedness” means, on any date, (a) in respect of any Finance Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a finance lease.

“Audit Fee” has the meaning set forth in Section 5.2(b).

“Authorized Officer” means, with respect to Borrower, any officer of Borrower authorized by specific resolution of Borrower to execute the Loan Documents, and to request Loans as set forth in Borrower’s resolutions delivered to Bank on the Closing Date (and updated from time to time as necessary), and with respect to any Guarantor, any officer of such Guarantor authorized by specific resolution of such Guarantor to execute the Loan Documents as set forth in such Guarantor’s resolutions delivered to Bank on the Closing Date (and updated from time to time as necessary).

“Availability Reserve” means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as Bank may from time to time establish and adjust in reducing the Borrowing Base (a) to reflect events, conditions, contingencies or risks which, as reasonably determined by Bank in its Permitted Discretion, do or may affect (i) the Collateral or its value, (ii) the Assets, business or prospects of Borrowers, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect Bank’s judgment in its Permitted Discretion that any collateral report or financial information furnished by or on behalf of Borrowers to Bank is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts that Bank determines in its Permitted Discretion constitutes an Event of Default or Default.

Annex 1-1

“Bancontrolled Account” means deposit account number 140052481 maintained with Bank.

“Bank” is defined in the Preamble.

“Bank Product” means the following financial accommodation extended to Borrower by a Bank Product Provider (other than pursuant to the Agreement): (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, and (g) Swaps.

“Bank Product Agreements” means those agreements entered into from time to time by Borrower with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Product Provider” means Bank or any of its Affiliates.

“Bank Product Reserve” means a reserve against the Borrowing Base established by Bank from time to time in its Permitted Discretion in respect of Bank Product Obligations.

“Bank Representatives” has the meaning set forth in Section 8.6.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time, or any successor statute, and any and all rules and regulations issued or promulgated in connection therewith.

“Borrower” is defined in the Preamble.

“Borrower’s Account” means Borrower’s general deposit account number 140052473 maintained with Bank.

“Borrowing” means a borrowing of Revolving Loans from Bank pursuant to the terms and conditions hereof.

“Borrowing Base” means, as of the date of determination, eighty-five percent (85%) of the Eligible Accounts minus the Reserves; provided, however, Bank may reduce the advance rates, in its sole and absolute discretion, without declaring an Event of Default if it reasonably determines that there has occurred a Material Adverse Effect; provided, further, that Bank may also decrease or increase the advance rates, in its Permitted Discretion, to address the results of any audit or appraisal performed by Bank from time to time after the Closing Date.

“Borrowing Base Certificate” means Bank’s standard form of Borrowing Base Certificate.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which commercial banks in the City of San Jose, California, are authorized or required by law or executive order or decree to close.

“Capital Expenditures” means expenditures made in cash, or financed with long term debt, by any Person for the acquisition of any fixed Assets or improvements, replacements, substitutions, or additions thereto that have a useful life of more than 1 year, including the direct or indirect acquisition of such Assets by way of increased product or service charges, offset items, or otherwise, and the principal portion of payments with respect to Finance Lease Obligations, calculated in accordance with GAAP and excluding (A) any capitalized interest, (B) expenditures financed with the proceeds of any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) or any casualty or other insured damage to or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset, (C) expenditures made to fund the purchase price for capital assets acquired in the Subject Transaction and (D) expenditures during such period that, pursuant to a written agreement, are reimbursable by a third Person (excluding any Loan Party) during such period.

“Cash Collateralize” means the delivery of cash or an Acceptable Letter of Credit to Bank, as security for the payment of Obligations, in an amount equal to (a) with respect to the L/C Obligations, one hundred three percent (103%) of the L/C Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Bank Product Obligations), Bank’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Annex 1-2

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including ACH Transactions) and other cash management arrangements.

“Change in Law” means the occurrence after the date of this Agreement, of any of the following: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the time at which (i) any Person (including a Person’s Affiliates and associates) or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than the Owners of Parent on the Closing Date) becomes the beneficial owner (as defined in Rule 13d‑3 under the Securities Exchange Act of 1934) of a percentage of the Ownership Interests of Parent equal to at least fifty percent (50%), (ii) there shall be consummated any consolidation or merger of any Loan Party pursuant to which such Loan Party’s Ownership Interests would be converted into cash, securities or other property, other than a merger or consolidation of such Loan Party in which the holders of the majority of such Ownership Interests immediately prior to the merger have at least a majority ownership, directly or indirectly, of Ownership Interests of the surviving Person immediately after the merger as it had immediately prior to such merger, (iii) all or substantially all of any Loan Party’s Assets shall be sold, leased, conveyed or otherwise disposed of as an entirety or substantially as an entirety to any Person (including any Affiliate or associate of such Loan Party) in one or a series of transactions, or (iv) Borrower 2 ceases to be a wholly-owned Subsidiary of Parent.

“Closing Date” means the date when all of the conditions set forth in Section 3.1 have been fulfilled to the satisfaction of Bank and its counsel.

“Collateral” has the meaning set forth in any Loan Document.

“Collateral Access Agreement” means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Collateral, in each case, in form and substance satisfactory to Bank in its Permitted Discretion.

“Collateral Assignment of Purchase Agreement” means that certain Collateral Assignment of Rights Under Purchase Agreement, dated as of even date herewith, between Borrower and Bank.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance Proceeds, cash Proceeds of asset sales, rental Proceeds, and tax refunds).

“Commitments” means the Revolving Credit Commitment and the Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means Bank’s standard form of Compliance Certificate in the form of Exhibit 5.3(c), to be delivered in accordance with Section 5.3(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Confidential Information” has the meaning set forth in Section 8.6.

“Consolidated” means the consolidation in accordance with GAAP of the accounts or other items as to which such term applies. “Consolidating” has a correlative meaning.

“Consolidated Adjusted EBITDA” means, with respect to any period, the sum of (without duplication):

(a)    Consolidated Net Income for such period (excluding extraordinary gains and losses);

(b)    Consolidated Interest Expense during such period;

Annex 1-3

(c)    federal and state income taxes reported by Borrower and its Subsidiaries pursuant to the Allocation Agreement during such period which are included in the determination of Consolidated Net Income;

(d)    Borrower’s and its Subsidiaries’ Consolidated depreciation and amortization during such period; in each case calculated in accordance with GAAP;

(e)    non-recurring costs, fees, charges and expenses incurred in connection with the closing of the Subject Transaction;

(f)    (A) business interruption insurance proceeds and (B) to the extent covered by insurance proceeds, losses in connection with casualty events, in each case to the extent actually received in cash;

(g)    non-cash charges for goodwill write offs and write downs;

(h)    non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Ownership Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Ownership Interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss);

(i)    expenses and payments that are covered by indemnification or purchase price adjustment provisions in any agreement entered into in connection with a Permitted Investment or proposed acquisition that was reasonably expected to be a Permitted Investment, in each case, to the extent actually received in cash;

(j)    fees and expenses related to, or incurred in connection with, the Loan Documents, the Subject Transaction and the transactions contemplated thereby that are (A) paid or incurred by Borrower or any Subsidiary prior to or on or about the Closing Date or (B) paid by Borrower or any Subsidiary after the Closing Date which are incurred not later than six (6) months after the Closing Date in an aggregate amount not to exceed $25,000;

(k)    any extraordinary, unusual or non-recurring losses, expenses or charges not to exceed, with respect to any such unusual or non-recurring losses, expenses, or charges paid in cash, $50,000 in the aggregate for such period; provided that such losses, expenses or charges are confirmed as an extraordinary, unusual or non-recurring item by a certified public accountant selected by Borrower and reasonably acceptable to Bank;

(l)    any other non-cash charges (other than the write-down of current assets), non-cash impairments and non-cash expenses for such period (including, without limitation, (A) amortization of loan acquisition costs, (B) unrealized losses on hedge agreements, (C) losses on foreign exchange (including in respect of intercompany notes), (D) expenses arising from or related to stock option grants, stock appreciation rights and similar arrangements, and (E) purchase accounting adjustments including, without limitation, reductions to deferred revenue);

(m)    extraordinary or unusual one-time losses, expenses or charges approved by Bank in its sole discretion; plus

(n)    addbacks as contained in the deemed Consolidated Adjusted EBITDA set forth below applicable to time periods following the date hereof; plus

(o)    out-of-pocket expenses and fees associated with general accounting transitions necessary for reporting in accordance with GAAP in an amount not to exceed $25,000; plus

(p)    costs and expenses on account of any consulting agreement with Seller or any affiliate thereof which are incurred not later than twelve (12) months after the Closing Date in an aggregate amount not to exceed $100,000; plus

(q)    all amounts paid in cash pursuant to the Intercompany Services Agreement, in an amount not to exceed $250,000 in the aggregate in each Fiscal Year; plus

(r)    any other one-time or extraordinary items approved by Bank in its sole discretion; minus

(s)    to the extent added in determining Consolidated Net Income, any gain on the sale of Assets during such period;

Annex 1-4

each determined in accordance with GAAP on a consistent basis with all prior periods. For the avoidance of doubt, Consolidated Adjusted EBITDA for the below periods shall be as follows:

Period	Consolidated Adjusted EBITDA
Fiscal quarter ended December 31, 2023	$641,108
Fiscal quarter ended March 31, 2024	$925,047
Fiscal quarter ended June 30, 2024	$879,131

“Consolidated Cash Interest Expense” means, for any period of determination, the interest paid in cash during such period on the aggregate amount of Borrower’s and its Subsidiaries’ Consolidated Debt, including the interest portion of Borrower’s and its Subsidiaries’ Consolidated Finance Lease Obligations.

“Consolidated Interest Expense” means, for any period of determination, the current interest accrued during such period in accordance with GAAP on the aggregate amount of Borrower’s and its Subsidiaries’ Consolidated Debt, including the interest portion of Borrower’s and its Subsidiaries’ Consolidated Finance Lease Obligations.

“Consolidated Net Income” means, with respect to the rolling 4 Fiscal Quarter period ending on the date of determination the Consolidated net income of Borrower and its Subsidiaries after all federal, state and local income taxes reflected on Borrower’s Consolidated Financial Statement for such period, calculated in accordance with GAAP.

“Corporate Loan Party” means each Loan Party other than any Loan Party who is an individual (collectively, “Corporate Loan Parties”).

“Cure Amount” has the meaning set forth in Section 7.3(a).

“Cure Date” has the meaning set forth in Section 7.3(a).

“Cure Right” has the meaning set forth in Section 7.3(a).

“Cure Right Exercise Period” has the meaning set forth in Section 7.3(a).

“Debt” means, as of the date of determination, the sum, but without duplication, of any and all of a Person’s: (i) indebtedness heretofore or hereafter created, issued, incurred or assumed by such Person (directly or indirectly) for or in respect of money borrowed; (ii) Attributable Indebtedness; (iii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iv) obligations for the deferred purchase price of property or services (other than trade payables which are not more than ninety (90) days past due incurred in the ordinary course of business); (v) current liabilities in respect of unfunded vested benefits under any Plan; (vi) contingent obligations under letters of credit; (vii) contingent obligations under acceptance facilities; (viii) Guarantees; (ix) obligations secured by any Lien on any Asset of such Person, whether or not such obligations have been assumed; and (x) the net obligations under Swaps (the net obligation shall be deemed to be the Swap Termination Value of such Swap); and (xi) obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Ownership Interests in such Person or any other Person, or any warrant, right or option to acquire such Ownership Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

“Debt Service” means the sum of:

(a)    the scheduled principal payments on the Term Loan for the twelve (12) months following the date of determination, plus

(b)    Consolidated Interest Expense with respect to clause (a) above, plus

(c)    principal payments on Borrower’s Consolidated long-term Debt (excluding the Term Loan but including the Subordinate Debt, and the principal portion of the Borrower’s and Subsidiaries Consolidated Finance Lease Obligations) (i) for the first three (3) Fiscal Quarters after the Closing Date, annualized based on the period between the Closing Date and the date of determination, and (ii) thereafter for the rolling 4 Fiscal Quarter period ended on the date of determination, plus

(d)    Consolidated Cash Interest Expense with respect to clause (c) above and with respect to the Revolving Loans (i) for the first three (3) Fiscal Quarters after the Closing Date, annualized based on the period between the Closing Date and the date of determination, and (ii) thereafter for the rolling 4 Fiscal Quarter period ended on the date of determination, plus

(e)    Non-Financed Capital Expenditures (i) for the first three (3) Fiscal Quarters after the Closing Date, annualized based on the period between the Closing Date and the date of determination, and (ii) thereafter for the rolling 4 Fiscal Quarter period ended on the date of determination, plus

(f)    all federal, state, and local taxes payable (without duplication of Tax Distributions pursuant to section (g) of this definition) (i) for the first three (3) Fiscal Quarters after the Closing Date, annualized based on the period between the Closing Date and the date of determination, and (ii) thereafter for the rolling 4 Fiscal Quarter period ended on the date of determination, plus

Annex 1-5

(g)    Non-Financed Distributions paid during (i) for the first three (3) Fiscal Quarters after the Closing Date, the period between the Closing Date and the date of determination and annualized, and (ii) thereafter, the rolling 4 Fiscal Quarter period ended on the date of determination, plus

(h)    to the extent included in Consolidated Adjusted EBITDA, Charges (as defined in the Intercompany Services Agreement) paid during (i) for the first three (3) Fiscal Quarters after the Closing Date, the period between the Closing Date and the date of determination and annualized, and (ii) thereafter, the rolling four (4) Fiscal Quarter period ended on the date of determination, plus

(i)    Non-Financed Earnouts paid during (i) for the first three (3) Fiscal Quarters after the Closing Date, the period between the Closing Date and the date of determination and annualized, and (ii) thereafter, the rolling 4 Fiscal Quarter period ended on the date of determination.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act, as amended from time to time.

“Dilution” means, as of any date of determination, a percentage that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, deductions, or other dilutive items as determined by Bank with respect to the Accounts, by (b) Borrowers’ billings with respect to Accounts.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of five percent (5%).

“Disposition” means the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction and any sale, transfer, license or other disposition) of any property (including, without limitation, any Ownership Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distributions” means dividends or distributions of earnings made by a Person to its Owners.

“Documentary Letter of Credit Fee” has the meaning set forth in Section 2.3(b).

“Dollars” or “$” means lawful currency of the United States of America.

“Early Termination Fee” has the meaning set forth in Section 1.13(d).

“ECP” means, with respect to any Swap Obligation, an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time this Agreement, or any Facility Guaranty of, or the grant of a security interest to secure, becomes effective with respect to such Swap Obligation.

“Eligible Accounts” means those Accounts created by any Borrower in the ordinary course of business, that arise out of such Borrower’s sale of goods or rendition of services, that strictly comply with each and all of the representations and warranties respecting Eligible Accounts made by Borrowers to Bank in this Agreement and the Loan Documents; provided, however, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s Permitted Discretion to address the results of any audit or appraisal performed by Bank from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to Borrowers. Eligible Accounts shall not include the following:

(a)    Accounts that the Account Debtor has failed to pay within ninety (90) days of invoice date;

(b)    Accounts owed by an Account Debtor or any of its Affiliates where thirty-five percent (35%) or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;

(c)    Accounts with credit balances over ninety (90) days from invoice date;

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(d)    Accounts with respect to which the Account Debtor or any of its Affiliates is an officer, director, shareholder, employee, Affiliate, or agent of Borrowers;

(e)    Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

(f)    Accounts that are not payable in Dollars or with respect to which the Account Debtor:  does not maintain its chief executive office in the United States or Canada (excluding the Province of Quebec), or  is not organized under the laws of the United States, any State thereof, or the District of Columbia, or Canada or any Province thereof (excluding the Province of Quebec), or  is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Bank (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Bank and is directly drawable by Bank, or (z) the Account is covered by credit insurance in form and amount, and by an insurer, satisfactory to Bank;

(g)    Accounts with respect to which the Account Debtor is either  the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Bank, with the Assignment of Claims Act, 31 USC § 3727), or  any state of the United States (exclusive, however, of (y) Accounts owed by any state that does not have a statutory counterpart to the Assignment of Claims Act, or (z) Accounts owed by any state that does have a statutory counterpart to the Assignment of Claims Act as to which the applicable Borrower has complied to Bank’s satisfaction),

(h)    Accounts with respect to which the Account Debtor or any of its Affiliates is a creditor of the applicable Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to the Account, to the extent of such setoff, dispute or claim;

(i)    Accounts with respect to an Account Debtor and its Affiliates whose total obligations owing to Borrowers exceed thirty-five percent (35%) of all Accounts, to the extent of the obligations owing by such Account Debtor and its Affiliates in excess of such percentage;

(j)    Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrowers have received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor, or whose credit standing is unacceptable to Bank;

(k)    Accounts the collection of which Bank, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor’s financial condition;

(l)    Accounts not supported by any electronic or written record;

(m)    Accounts which are in default or collection;

(n)    Accounts on C.O.D. terms;

(o)    Accounts with respect to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor, the services giving rise to such Account have not been performed and accepted by the Account Debtor, or the Account otherwise does not represent a final sale;

(p)    Accounts that are not subject to a valid and perfected first priority Lien in favor of Bank;

(q)    bonded Accounts;

(r)    Accounts that represent progress payments or other advance billings that are due prior to the completion of performance by Borrowers of the subject contract for goods or services;

(s)    Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(t)    Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (sometimes called retention billings);

(u)    Accounts evidenced by Chattel Paper or an Instrument (as such terms are defined in the Security Agreement) unless such Chattel Paper or Instrument has been duly assigned and delivered to Bank, in accordance with the terms of the Security Agreement; and

(v)    any other Accounts that Bank in its Permitted Discretion deems ineligible.

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Provided, however, that notwithstanding the foregoing, any Account covered by credit insurance in form and amount, and by an insurer, satisfactory to Bank, may be, at Bank’s sole discretion, an Eligible Account.

“Environmental Laws” has the meaning set forth in Section 4.17.

“Equipment” is defined in the Security Agreement.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute, and any and all regulations thereunder.

"ERISA Event" means (a) a Reportable Event with respect to a Plan or Multiemployer Plan, (b) the withdrawal of a member of the ERISA Group from a Plan during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA of a member of the ERISA Group from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the Internal Revenue Code by a member of the ERISA Group.

"ERISA Group" means Borrower and all members of a controlled group of corporations and all trades or business (whether or not incorporated) under common control which, together with Borrower are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” has the meaning set forth in Section 7.1.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of this Agreement (or the Facility Guaranty of such Loan Party of), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Facility Guaranty thereof, including pursuant to this Agreement) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which this Agreement or such Facility Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means (a) any federal, state or local income Taxes, franchise Taxes, branch profits Taxes or similar Taxes imposed on Bank, (b) any withholding Taxes imposed on amounts payable to or for the account of Bank pursuant to a law in effect on the date on which (i) Bank acquires an interest in the Loans or (ii) Bank changes its lending office, (c) any Taxes attributable to Bank’s failure to comply with Section 1.16(c) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Expenses” means (i) all reasonable, documented out-of-pocket expenses of Bank paid or incurred in connection with its due diligence of Loan Parties, including appraisal, filing, recording, documentation, and search fees and other such expenses, and all reasonable attorneys’ fees and expenses (including reasonable attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) incurred in connection with the structuring, negotiation, drafting, preparation, execution and delivery of this Agreement, the Loan Documents, and any and all other documents, instruments and agreements entered into in connection herewith; (ii) all reasonable, documented out-of-pocket expenses of Bank, including reasonable attorneys’ fees and expenses (including attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) paid or incurred in connection with the negotiation, preparation, execution and delivery of any waiver, forbearance, consent, amendment or addition to this Agreement or any Loan Document, or the termination hereof and thereof; (iii) all reasonable, documented out-of-pocket costs or expenses paid or advanced by Bank which are required to be paid by Borrower under this Agreement or the Loan Documents, including taxes and insurance premiums of every nature and kind of Bank; and (iv) if an Event of Default occurs, all reasonable, documented out-of-pocket expenses paid or incurred by Bank, including reasonable attorneys’ fees and expenses (including reasonable attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code), costs of collection, suit, arbitration, judicial reference and other enforcement proceedings, and any other expenses incurred in connection therewith or resulting therefrom, whether or not suit is brought, or in connection with any refinancing or restructuring of the Obligations and the liabilities of Borrower under this Agreement, any of the Loan Documents, or any other document, instrument or agreement entered into in connection herewith in the nature of a workout.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments net of any taxes paid or payable in connection with such receipt and any cash expense relating to the collection of such Extraordinary Receipts.

“Facilitation Account” means Bank’s deposit account number 140052424 at Bank.

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“Facility Guaranties” and “Facility Guaranty” means, individually or collectively as the context requires, each certain Continuing Guaranty executed by a Guarantor in favor of Bank.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any applicable intergovernmental agreements with respect thereto and any current or future regulations or official interpretations thereof.

“Fees” means the Revolving Credit Commitment Fee, the Term Loan Commitment Fee, the Late Payment Fee, the Documentary Letter of Credit Fees, the Standby Letter of Credit Fees, and the Audit Fees.

“Finance Lease” means any lease of an Asset by a Person as lessee which would, in conformity with GAAP, be classified as a finance lease under GAAP; provided that for the purposes of this definition GAAP shall have the meaning as in effect as of the date hereof.

“Finance Lease Obligations” of a Person means the amount of the obligations of such Person under all Finance Leases in accordance with GAAP.

“Financial Statement(s)” means, with respect to any accounting period of any Person, statements of income and statements of cash flows of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding Fiscal Year or, if such period is a full Fiscal Year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP, subject to year-end adjustments and the absence of footnotes in the case of monthly or quarterly Financial Statements. Financial Statement(s) shall include the schedules thereto and annual Financial Statements shall also include the footnotes thereto.

“Fiscal Month” means any of the monthly accounting periods of Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower.

“Fiscal Year” means the twelve (12)-Fiscal Month period of Borrower ending December 31 of each year. Subsequent changes of the Fiscal Year of Borrower shall not change the term “Fiscal Year” unless Bank shall consent in writing to such change.

“Fixed Charge Coverage Ratio” means, as of the date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the rolling 4 Fiscal Quarter period ending on the date of determination, to (b) Debt Service for such period.

“Flow of Funds Agreement” means that certain Flow of Funds Agreement, dated as of even date herewith, entered into by and between Bank and Borrower.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, which are in effect as of the date of this Agreement. If any changes in accounting principles from those in effect on the date hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating financial condition and results of operations of Borrower and its Subsidiaries shall be the same after such changes as if such changes had not been made.

“Governing Documents” means the certificate or articles or certificate of incorporation, by-laws, articles or certificate of organization, operating agreement, the Allocation Agreement, or other organizational or governing documents of any Person.

“Governmental Authority” means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority or subdivision thereof, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

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“Guarantor(s)” means, individually or collectively as the context requires, all Subsidiaries, and every other Person who now or hereafter executes a Facility Guaranty in favor of Bank with respect to the Obligations, including without limitation, the Swap Obligations under the Swap Documents, but excluding all Excluded Swap Obligations.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws as hazardous substances, hazardous materials, hazardous wastes, toxic substances, or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or EP toxicity or are otherwise regulated for the protection of persons, property or the environment; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

“Indemnified Person(s)” has the meaning set forth in Section 8.3(c).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Audit” is Bank’s inspection of the Collateral (including Borrower’s Accounts and Inventory), with results satisfactory to Bank in its sole discretion.

“Insolvency Proceeding” means any proceeding commenced by or against any Person, under any provision of the Bankruptcy Code, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions, or extensions with some or all creditors.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Security Agreement” means each certain Copyright Security Agreement, Patent Security Agreement, and Trademark Security Agreement (as each of such terms are defined in the Security Agreement).

“Intercompany Services Agreement” means that certain Intercompany Services Agreement, dated as of even date herewith, by and between Borrower and Parent.

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of even date herewith, among Corporate Loan Parties and Bank.

“Interest Payment Date” means (a) with respect to the Revolving Loans, the first day of each and every month, and the Revolving Loans Maturity Date, and (b) with respect to the Term Loan, the first day of each and every month, and the Term Loan Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and any and all regulations thereunder.

“Inventory” is defined in the Security Agreement.

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“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, Guarantees, advances, capital contributions, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“ISP” means the International Standby Practices (1998 version), and any subsequent versions or revisions approved by a Congress of the International Chamber of Commerce Publication 590 and adhered to by Bank.

“Knowledge” has the meaning set forth in Section 8.9.

“L/C Obligations” means the sum (without duplication) of (a) all Reimbursement Obligations; and (b) the Letter of Credit Usage.

“Letter(s) of Credit” means any standby or documentary letter(s) of credit issued by Bank, pursuant to Section 2.1(a).

“Letter of Credit Application” means Bank’s standard form of Letter of Credit Application.

“Letter of Credit Sublimit” has the meaning set forth in Section 2.1(a) of the Summary of Credit Terms.

“Letter of Credit Usage” means, on any date of determination, the aggregate maximum amounts available to be drawn under all outstanding Letters of Credit, without regard to whether any conditions to drawing could then be met.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement or other preferential arrangement, charge or encumbrance (including, any conditional sale or other title retention agreement, or finance lease) of any kind.

“Loan Document(s)” means this Agreement and each of the following documents, instruments, and agreements individually or collectively, as the context requires:

(a)    the Flow of Funds Agreement;

(b)    the Security Agreement;

(c)    the Intellectual Property Security Agreements;

(d)    the Letter of Credit Applications;

(e)    the Subordination Agreements;

(f)    the Intercompany Subordination Agreement;

(g)    the Collateral Access Agreements;

(h)    the Collateral Assignment of Purchase Agreement;

(i)    all Bank Product Agreements (other than any Bank Product Agreement providing for a Swap);

(j)    such other documents, instruments, and agreements, control agreements, financing statements and fixture filings) as Bank may reasonably request in connection with the transactions contemplated hereunder or to perfect or protect the liens and security interests granted to Bank in connection herewith.

“Loan Parties” means individually and collectively, Borrower and Guarantors (each a “Loan Party”).

“Loans” means the Revolving Loans and the Term Loan (each, a “Loan”).

“Loan Year” means each three hundred sixty-five (365) day period (or three hundred sixty-six (366) day period in the case of any such period that includes February 29) commencing on the Closing Date, and each anniversary of the Closing Date.

“Material Adverse Effect” means a material adverse effect on (i) the business, Assets, condition (financial or otherwise), or results of operations of Borrower and the Guarantors, taken as a whole; (ii) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents to which they are a party, (iii) the validity or enforceability of the Loan Documents, or the rights or remedies of Bank hereunder and thereunder, (iv) the value of the Collateral, or (v) the priority of Bank’s Liens with respect to the Collateral.

“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $100,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary), and (ii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.

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“Quarterly Testing Threshold” has the meaning set forth in Section 6.15(b).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA or Section 3(37) of ERISA to which Borrower has contributed, or was obligated to contribute, within the preceding six plan years or with respect to which Borrower could reasonably be expected to incur liability (including by reason of having been in the ERISA Group with any other Person) including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.

“Net Proceeds” means (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt that is secured by a Lien permitted hereunder on the applicable Asset which is senior to Bank’s Lien on such Asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Debt under the Loan Documents), and (B) the reasonable and customary expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses, other taxes paid in cash in connection with the consummation of such transaction, including any cash distributions for U.S. federal, state or local income tax owed by Borrower’s direct or indirect owners as a result of the flow-through income tax treatment of Borrower, and commissions) paid by any Loan Party to third parties (other than Affiliates); and (b) with respect to the sale or issuance of any Ownership Interests by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Debt by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Non-Financed Capital Expenditures” means, for any period, (a) Capital Expenditures minus (b) the portion of Capital Expenditures financed under Finance Leases or other Debt (excluding Revolving Loans).

“Non-Financed Distributions” means, for any period, the difference of (a) Distributions (including, but not limited to, Tax Distributions), minus (b) the portion of Distributions (including, but not limited to, Tax Distributions) financed by Debt.

“Non-Financed Earnouts” means, for any period, the difference of (a) deferred purchase price obligations pursuant to the Subject Transaction (including, but not limited to, earnouts), minus (b) the portion of deferred purchase price obligations pursuant to the Subject Transaction (including, but not limited to, earnouts) financed by Debt.

“Obligations” means (i) any and all obligations of Borrower to Bank with respect to the Loans, including without limitation all principal, interest, and other amounts, costs and Fees and Expenses payable under this Agreement and the Loan Documents; excluding, however, all Excluded Swap Obligations; (ii) any and all obligations of Borrower to any Bank Product Provider arising under or in connection with any transaction now existing or hereafter entered into between Borrower and such Bank Product Provider which is a Swap; excluding, however, all Excluded Swap Obligations; and (iii) all other indebtedness, liabilities, and obligations of Borrower owing to Bank, and/or the Bank Product Providers, and to their successors and assigns, previously, now, or hereafter incurred, and howsoever evidenced, whether direct or indirect, absolute or contingent, joint or several, liquidated or unliquidated, voluntary or involuntary, due or not due, legal or equitable, whether incurred before, during, or after any Insolvency Proceeding and whether recovery thereof is or becomes barred by a statute of limitations or is or becomes otherwise unenforceable or unallowable as claims in any Insolvency Proceeding, together with all interest thereupon (including interest under Section 1.14(b) and including any interest that, but for the provisions of the Bankruptcy Code, would have accrued during the pendency of an Insolvency Proceeding). The Obligations shall include, without limiting the generality of the foregoing, all principal and interest and other payment obligations owing under the Loans, all Reimbursement Obligations, all Bank Product Obligations, all Expenses, the Fees, any other fees and expenses due hereunder and under the Loan Documents (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued during the pendency of an Insolvency Proceeding), and all other indebtedness evidenced by this Agreement, the Loan Documents, and/or the Bank Product Agreements; excluding, however, all Excluded Swap Obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

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“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overadvance” has the meaning set forth in Section 1.1(c).

“Owner” means, with respect to any Person, any other Person owning Ownership Interests of such Person.

“Ownership Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Parent” means Kingsway Search Xcelerator Inc., a Delaware corporation, the sole Owner of Borrower 2.

“Participant” has the meaning set forth in Section 8.5(d).

“Patriot Act” means the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“Permitted Debt” means:

(a)    Debt owing to Bank in accordance with the terms of the Loan Documents or Bank Product Obligations;

(b)    (i) unsecured Debt to trade creditors incurred in the ordinary course of business and (ii) other unsecured Debt in an aggregate amount not to exceed $100,000 at any one time;

(c)    Debt in an aggregate amount outstanding not to exceed $150,000 at any time secured by Purchase Money Liens;

(d)    Subordinate Debt;

(e)    Debt incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)    Debt that otherwise constitutes a Permitted Investment;

(g)    Debt owing from any Loan Party to any other Loan Party;

(h)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Debt (b) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;

(i)    Debt existing on the Closing Date and listed on Schedule 6.2; and

(j)    Debt incurred in respect of the purchase or lease of motor vehicles used in the ordinary course of business in an amount not to exceed $50,000.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured commercial lender) business judgment.

“Permitted Dispositions” means:

(a)    Dispositions in the ordinary course of business of equipment that is substantially worn, damaged, or obsolete or no longer useful;

(b)    sales of inventory to buyers in the ordinary course of business;

(c)    the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(d)    Permitted Liens and Permitted Investments, to the extent constituting a Disposition; and

(e)    the use or transfer of cash or cash equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents.

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“Permitted Investments” means:

(a)    Investments in cash and cash equivalents maintained at Bank or otherwise permitted hereunder;

(b)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Borrower’s business;

(c)    Investments consisting of deposit accounts permitted hereunder;

(d)    Permitted Dispositions to the extent constituting an Investment;

(e)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of the Borrower or its Subsidiary pursuant to employee stock purchase plans or agreements approved by Borrower’s member or other governing body, not to exceed $50,000 in the aggregate for (i) and (ii) in any Fiscal Year;

(f)    Investments (including Debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(g)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this clause (g) shall not apply to Investments of Borrower or its Subsidiaries;

(h)    Investments by Borrower in any Subsidiary which is a Loan Party;

(i)    Investments by Borrower in any Subsidiary which is not a Loan Party, not to exceed $100,000 in the aggregate; and

(j)    Investments by any Subsidiary which is not a Loan Party in another Subsidiary which is not a Loan Party.

“Permitted Issuances” means issuances of Ownership Interests of Borrower 2.

“Permitted Liens” means:

(a)    Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture;

(b)    Liens in favor of Bank;

(c)    statutory Liens, such as inchoate mechanics’, inchoate materialmen’s, landlord’s, warehousemen’s, and carriers’ liens, and other similar liens, other than those described in clause (a) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture;

(d)    Purchase Money Liens securing Debt described in clause (c) of the definition of “Permitted Debt” above;

(e)    Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(f)    any interest or title of a lessor or sublessor, licensor or sublicensor under any lease or license permitted hereunder;

(g)    non-exclusive licenses or sublicenses of Intellectual Property granted by Borrower or its Subsidiaries in the ordinary course of business;

(h)    Liens consisting of judgment or judicial attachment liens not giving rise to an Event of Default; and

(i)    Liens existing on the Closing Date and listed on Schedule 6.3.

“Permitted Restricted Payments” means:

(a)    Distributions payable solely in Ownership Interests of a Loan Party (other than of any Pledged Company);

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(b)    payments on the Subordinate Debt to the extent permitted by the applicable Subordination Agreement;

(c)    Tax Distributions, including those payable to Parent;

(d)    Distributions by Borrower to Parent for the sole purpose of payment (i) for Shared Services (as defined in the Intercompany Services Agreement) with Parent in an aggregate amount not to exceed $250,000.00 in any Fiscal Year, and (ii) for Out-of-Pocket Costs (as defined in the Intercompany Services Agreement) to third parties for services rendered to the Borrowers, including without limitation health insurance premiums and claims expenses, other employee benefit costs, technology and software related expenses, insurance expenses, tax professional expenses, and audit expenses;

(e)    Distributions by Borrower to Parent, which may be further distributed to Parent’s ultimate equity holders, so long as the following conditions are satisfied:  both immediately before and immediately after giving effect to such payment, no Event of Default has occurred and is continuing, or would result therefrom on a Pro Forma Basis and  Borrower shall be in compliance with the financial covenants set forth in Section 6.15 on a Pro Forma Basis after giving effect to such payment;

(f)    Distributions by any Subsidiary to Borrower;

(g)    other Distributions, including but not limited to earnouts and other deferred purchase price obligations, provided that (i) no Default or Event of Default has occurred and is continuing, or would result from such Distribution, and (ii) before and after such Distribution, Borrower would be in compliance with the terms and conditions of this Agreement on a pro forma basis; or

(h)    fees and expense reimbursements of the board of directors of Sponsor, Parent, and its Subsidiaries in an aggregate amount not to exceed $10,000 per Fiscal Year and any indemnities to the board of directors of Parent and its Subsidiaries.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means an employee benefit plan as defined in Section 3(3) of ERISA and subject to Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA in which any personnel of Borrower participate or from which any such personnel may derive a benefit or with respect to which Borrower would reasonably be expected to incur liability (including by reason of having been in the ERISA Group with any other Person), excluding any Multiemployer Plan.

“Pledged Company” means any Loan Party the Ownership Interests of which has been pledged to Bank to secure the Obligations pursuant to the terms and conditions of any Loan Document.

“Prime Lending Rate” (a) with respect to the Revolving Loans, has the meaning set forth in Section 1.4(a)(i) of the Summary of Credit Terms, and (b) with respect to the Term Loan, has the meaning set forth in Section 1.4(a)(ii) of the Summary of Credit Terms.

“Prime Rate” means that variable interest rate which is subject to change from time to time based upon changes in the independent index which is the Prime Rate as published in the Money Rates Section of the Western Edition of the Wall Street Journal (the “Index”). The Index is not necessarily the lowest rate charged by Bank on its commercial loans. If the Index becomes unavailable during the term of this loan, Bank may designate a substitute index after notice to Borrower. Bank will advise Borrower of the current Index rate upon request. Interest changes shall not occur more often than daily. Adjustment shall become effective the next Business Day after publication or announcement of the Index change. Borrower understands that Bank may make loans based upon other rates and indexes as well.

“Proceeds” is defined in the Security Agreement.

“Pro Forma Basis” means for purposes of paying Permitted Restricted Payments of the type described in clause (g) of the definition thereof, the calculation of all financial covenants set forth in Section 6.15 on a pro forma basis after giving effect to such Permitted Restricted Payments as if such Permitted Restricted Payments had been paid on the first day of the Fiscal Month most recently ended for which the Financial Statements are available, determined by Borrower in good faith.

“Protective Advances” has the meaning set forth in Section 1.15.

“Purchase Agreement” has the meaning set forth in Recital A.

“Purchase Documents” means the Purchase Agreement together with any and all bills of sale, assignments and any and all other agreements, instruments and documents evidencing or executed in connection with the sale of Ownership Interests or Assets from Seller to Borrower.

Annex 1-15

“Purchase Money Lien” means a Lien on any item of equipment of Borrower; provided that (i) such Lien attaches only to that item of equipment, and (ii) the purchase-money obligation secured by such item of equipment does not exceed one hundred percent (100%) of the purchase price of such item of equipment.

“Quarterly Testing Threshold” has the meaning set forth in Section 6.15(b).

“Recipient” means (a) Bank and (b) any assignee of Bank, as applicable.

“Register” has the meaning set forth in Section 8.5(f).

“Reimbursement Obligations” means the obligations of Borrower to reimburse Bank pursuant to Section 2.5 amounts drawn under Letters of Credit.

“Rent Reserve” means a reserve for rent at leased locations subject to landlord’s liens, past due rent, and up to three (3) months future rent that would be payable to a landlord that has not executed and delivered a Collateral Access Agreement, established by Bank in its Permitted Discretion.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA other than a Reportable Event as to which the provision of thirty (30) days’ notice to the PBGC is waived under applicable regulations in effect as of the date of this Agreement.

“Reserves” means the Availability Reserve, the Bank Product Reserve, the Dilution Reserve, and the Rent Reserve. Bank shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves.

“Restricted Payment” means (a) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Subordinate Debt or any deferred purchase price obligations (including earnouts), (b) any Distribution on account of any Ownership Interests of any Loan Party, now or hereafter outstanding, (c) any purchase, redemption, retirement, sinking fund, or other direct or indirect acquisition for value of any Ownership Interests of any Loan Party now or hereafter outstanding, (d) any distribution of Assets to any Owners of any Loan Party, whether in cash, Assets, or in obligations of such Loan Party, (e) any allocation or other set apart of any sum for the payment of any Distribution on, or for the purchase, redemption or retirement of, any Ownership Interests of any Loan Party, or (f) any other distribution by reduction of capital or otherwise in respect of any Ownership Interests of any Loan Party.

“Revolving Credit Availability” means, as of the date of determination, the difference of (a) the lesser of (i) the Borrowing Base, or (ii) the Revolving Credit Commitment, minus (b) the sum of (i) the aggregate outstanding Revolving Loans, plus (ii) the Letter of Credit Usage.

“Revolving Credit Commitment” has the meaning set forth in Section 1.1 of the Summary of Credit Terms.

“Revolving Credit Commitment Fee” has the meaning set forth in 1.13(a) .

“Revolving Loans” has the meaning set forth in Section 1.1.

“Revolving Loans Maturity Date” has the meaning set forth in Section 1.1 of the Summary of Credit Terms.

“Sanctioned Country” has the meaning set forth in Section 4.27.

“Sanctioned Person” has the meaning set forth in Section 4.27.

“Sanctions Program” has the meaning set forth in Section 4.27.

“Section 638” has the meaning set forth in Section 8.13.

“Security Agreement” means that certain Security Agreement, dated as of even date herewith, among Loan Parties and Bank.

“Sellers” has the meaning set forth in Recital A.

“Senior Funded Debt” means the outstanding Obligations.

“Senior Leverage Ratio” means, as of the date of determination, the ratio of (i) Senior Funded Debt, to (ii) the Consolidated Adjusted EBITDA for the trailing twelve (12) month period ended on the date of determination.

“Services Fee Subordination Agreement” means that certain letter agreement, dated as of even date herewith, among Borrower, Parent and Bank, subordinating the payment of Charges (as such term is defined in the Intercompany Services Agreement).

Annex 1-16

“Solvent” means, with respect to any Person on the date any determination thereof is to be made, that on such date: (a) the present fair valuation of the Assets of such Person is greater than such Person’s probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature in the ordinary course of business; and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, which would leave such Person with Assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction. For purposes of this definition (i) the fair valuation of any property or assets means the amount realizable within a reasonable time, either through collection or sale of such Assets at their regular market value, which is the amount obtainable by a capable and diligent Person from an interested buyer willing to purchase such property or assets within a reasonable time under ordinary circumstances; and (ii) the term debts includes any payment obligation, whether or not reduced to judgment, equitable or legal, matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, absolute, fixed or contingent.

“Standby Letter of Credit Fee” has the meaning set forth in Section 2.3(a).

“Subject Covenant Default” has the meaning set forth in Section 7.3(a).

“Subject Transaction” means the acquisition by Borrower 2 of the Ownership Interests of Borrower 1 in accordance with the Purchase Agreement.

“Subordinate Debt” has the meaning set forth in the Subordination Agreement and also means any other Debt that is subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to Bank.

“Subordination Agreement” means an agreement under which Subordinate Debt is subordinated to the Obligations in a manner and form satisfactory to Bank in its Permitted Discretion as to right and time of payment and as to any other rights and remedies thereunder, including, but not limited to that certain Services Fee Subordination Agreement, dated as of even date herewith, among Borrower, Parent and Bank.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, trust or other entity (whether now existing or hereafter organized or acquired) of which such Person or one or more Subsidiaries of such Person at the time owns or controls directly or indirectly more than fifty percent (50%) of the shares of stock or partnership or other ownership interest having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees or otherwise exercising control of such corporation, limited liability company, partnership, trust or other entity (irrespective of whether at the time stock or any other form of ownership of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Summary of Credit Terms” means the Summary of Credit Terms at the beginning of this Agreement.

“Swaps” means payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating a Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined, in respect thereof as of the end of the then most recently ended Fiscal Quarter, based on the assumption that such Swap had terminated at the end of such Fiscal Quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to each party thereto or if any such agreement provides for the simultaneous payment of amounts by and to each party, then in each such case, the amount of such obligation shall be the net amount so determined.

“Swap Documents” means and includes the ISDA Master Agreement and Schedule thereto between Borrower and Bank, and all Confirmations (as such term is defined in such ISDA Master Agreement) between Borrower and Bank executed in connection with any Swaps.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, with respect to any Swap, at any time, after taking into account the effect of any legally enforceable netting or master agreement relating to such Swap and the effect of all Swaps outstanding under such netting or master agreement, (a) for any date on or after the date that such Swaps have been closed out pursuant to an early termination date, the net close-out, settlement or termination value derived thereby, and (b) for any other date, the net close-out, settlement or termination value that would be determined as of such date under the relevant netting or master agreement, if any, as if such Swaps were subject to early termination due to default of Borrower or its Affiliates.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Annex 1-17

“Tax Distributions” means with respect to each taxable year, an amount equal to a Borrower’s or its Subsidiary’s federal and state income tax liability for such taxable year calculated assuming such Borrower or its Subsidiary filed its tax returns on a separate return basis. Such separate return calculations shall be based upon the Internal Revenue Code, Treasury regulations and other forms of official tax guidance as published by the United States Internal Revenue Service, as well as state tax laws, regulations and other forms of official tax guidance published by the various states at issue. For purposes of calculating the permitted Tax Distributions for any taxable year, and consistent with Parent’s prior practice, (i) net operating losses shall not be allowed to be carried back, (ii) net operating losses generated after the date that a Borrower or its Subsidiary became a member of the Parent or Kingsway Financial Services Inc. consolidated, unitary, combined, or similar income tax group shall be taken into consideration in calculating such Borrower’s or such Subsidiary’s separate federal and state tax liability except to the extent that (A) such net operating losses were previously utilized to offset the taxable income of the Parent or Kingsway Financial Services Inc. consolidated, unitary, combined, or similar income tax group or the tax liability of the Parent or Kingsway Financial Services Inc. consolidated, unitary, combined, or similar income tax group, and (B) for which a Borrower or its Subsidiary has received a tax benefit for such net operating loss, (iii) net operating losses previously taken into consideration in calculating a Borrower’s or its Subsidiary’s separate federal and state tax liability shall not be allowed to be taken into consideration in calculating such Borrower’s or its Subsidiary’s separate federal and state tax liability and (iv) net operating losses generated prior to the date that a Borrower or its Subsidiary became a member of the Parent consolidated, unitary, combined, or similar income tax group or the Kingsway Financial Services Inc. consolidated, unitary, combined or similar income tax group shall only be taken into account in arriving at separate return taxable income to the extent that such net operating loss is actually utilized in the calculation of the taxable income of the Parent or Kingsway Financial Services Inc. consolidated, unitary, combined, or similar income tax group, or the tax liability of the Parent or Kingsway Financial Services Inc. consolidated, unitary, combined, or similar income tax group.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning set forth in Section 1.2(a).

“Term Loan Commitment” has the meaning set forth in Section 1.2(a) of the Summary of Credit Terms.

“Term Loan Commitment Fee” has the meaning set forth in Section 1.13(b).

“Term Loan Maturity Date” has the meaning set forth in Section 1.2(b) of the Summary of Credit Terms.

“Transferee” has the meaning set forth in Section 8.5(e).

“UCC” means the California Uniform Commercial Code, as amended or supplemented from time to time.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Withholding Agent” means any Loan Party and Bank.

2.         Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all Financial Statements required to be delivered hereunder shall be prepared in accordance with GAAP, except that, notwithstanding anything set forth to the contrary in this Agreement, to the extent Financial Statements are delivered or accounting determinations are made with respect to periods ending on or prior to the date that is sixty (60) days after the Closing Date, such Financial Statements or accounting determinations need not be prepared or made in accordance with GAAP, but shall be prepared or made in accordance with past practices. Notwithstanding anything herein to the contrary, to the extent that any change in GAAP after the Closing Date (including any change announced prior to, but which do not take effect until after the Closing Date) results in leases which are, or would have been, classified as operating leases under GAAP as it exists on the Closing Date being classified as a Capital Lease under as revised GAAP, such change in classification of leases from operating leases to Capital Leases shall be ignored for purposes of this Agreement including in regards to Capital Expenditures.

3.         UCC Terms. Any and all terms used in this Agreement or in any Loan Document which are defined in the UCC shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the UCC, unless otherwise defined herein or in such Loan Document.

4.         Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word from means from and including and the words to and until each mean to but excluding. Periods of days referred to in this Agreement shall be counted in calendar days unless otherwise stated.

Annex 1-18

5.         Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the part includes the whole, the term including is not limiting, and the term or has, except where otherwise indicated, the inclusive meaning represented by the phrase and/or. References in this Agreement to determination by Bank include good faith estimates by Bank (in the case of quantitative determinations), and good faith beliefs by Bank (in the case of qualitative determinations). The words hereof, herein, hereby, hereunder, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified. Any reference in this Agreement or any of the Loan Documents to this Agreement or any of the Loan Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

6.         Annex, Exhibits and Schedules. All of the annexes, and all of the exhibits and schedules attached to this Agreement shall be deemed incorporated herein by reference.

7.         No Presumption Against Any Party. Neither this Agreement, any of the Loan Documents, any other document, agreement, or instrument entered into in connection herewith, nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement, the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith have been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meanings of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

8.         Independence of Provisions. All agreements and covenants hereunder, under the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

Annex 1-19

Annex 2
To
Credit Agreement

Closing Conditions

Bank must receive each of the following prior to September 26, 2024, each in form and substance satisfactory to Bank.

1.

Each of the Loan Documents (other than such Loan Documents to be delivered pursuant to Section 3.3), all duly executed by Borrower and/or the other Persons party thereto, and acknowledged where required;

2.

A Certificate of the Chief Executive Officer of each Corporate Loan Party, dated as of the Closing Date, certifying  the incumbency and signatures of the Authorized Officers who are executing the Loan Documents on behalf of such Corporate Loan Party;  the Operating Agreement of such Corporate Loan Party and all amendments thereto as being true and correct and in full force and effect; and  the resolutions of the Owners of such Corporate Loan Party as being true and correct and in full force and effect, authorizing the execution and delivery of the Loan Documents and the Purchase Documents, and authorizing the transactions contemplated hereunder and thereunder, and authorizing the Authorized Officers to execute the same on behalf of such Corporate Loan Party;

3.

Each Corporate Loan Party's Certificate of Incorporation or Certificate of Formation, as applicable, and all amendments thereto, certified by the Secretary of State of such Corporate Loan Party’s incorporation or formation, as applicable, and dated a recent date prior to the Closing Date;

4.

A certificate of status and good standing for each Corporate Loan Party, dated a recent date prior to the Closing Date, showing that such Corporate Loan Party is in good standing under the laws of the state indicated in Schedule 4.1;

5.	Duly filed applications for foreign qualification and good standing for each Corporate Loan Party in each of the states indicated in Schedule 4.1;

6.	A Borrowing Base Certificate reflecting a Borrowing Base greater than or equal to the initial advance of the Revolving Loans;

7.

A certificate signed by the Chief Executive Officer of each Corporate Loan Party, dated as of the Closing Date, certifying that  both immediately before and immediately after giving effect to the transactions contemplated by the Loan Documents and the Purchase Documents, such Corporate Loan Party is and will be Solvent;  to their Knowledge, the representations and warranties of Corporate Loan Party contained in the Loan Documents are true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, and   to the best of their knowledge after due and diligent inquiry, both immediately before and immediately after giving effect to the transactions contemplated by this Agreement, the Loan Documents and the Purchase Documents, no Event of Default, Default or Material Adverse Effect is continuing or shall occur;

8.	Satisfactory site visit to business headquarters including a meeting with any Persons at Seller who will retain any role with the Loan Parties after the closing of the Subject Transaction;

9.	Satisfactory call with lead investors and board members of the Loan Parties;

10.

Due diligence with respect to Corporate Loan Parties (including background checks on management) and Owners of Borrower and Seller, including audits, financial and legal survey, billing practices and recognition accounting for revenue, post-closing capitalization table and management of Board of Directors;

11.	Satisfactory review of leases and Material Contracts to which the Loan Parties are a party;

12.	Uniform Commercial Code and other public record searches with respect to Corporate Loan Parties and Seller;

13.	Sponsor shall have deposited not less than $12,000,000 in the aggregate in the Facilitation Account, to be invested in Borrower on terms and conditions reasonably satisfactory to Bank;

Annex 2-1

14.	After consummation of the Subject Transaction, Borrower shall have opening cash and working capital in amounts satisfactory to Bank;

15.	The Revolving Credit Commitment Fee, the Term Loan Commitment Fee, and all Expenses owing on the Closing Date;

16.	Satisfactory review of the Loan Parties’ revenue, attrition, customer, order, and backlog data, and satisfactory review of sample contracts;

17.	Satisfactory review of retention plan and post-close employment agreements with key employees;

18.	True and correct executed copies of the Purchase Agreement and all principal Purchase Documents with respect thereto;

19.	The completion of the Initial Audit;

20.

Satisfactory evidence that the Subject Transaction has been duly consummated or shall be duly consummated immediately upon the funding of the initial Loans in material compliance with Applicable Law and on terms and conditions acceptable to Bank in accordance with the Purchase Documents without material waiver of any term or condition thereof which has not been consented to by Bank;

21.	Borrower shall have established the Bancontrolled Account with Bank;

22.	Credit card direction letters executed by Borrower in favor of Bank, in form and substance satisfactory to Bank;

23.

A Consolidated internally prepared Financial Statement for Borrower and its Subsidiaries through July 31, 2024, which shall include Borrower’s and its Subsidiaries’ Consolidated balance sheet as of such date, and Borrower’s and its Subsidiaries’ Consolidated statement of income and retained earnings and statement of cash flow for the Fiscal Year to date;

24.	No Material Adverse Effect shall have occurred since June 30, 2024;

25.	Copies of insurance binders or insurance certificates evidencing Borrower's having caused to be obtained insurance in accordance with Section 5.5;

26.	A Quality of Earnings Report for the trailing twelve (12) month period ending June 30, 2024; and

27.	Such other documents, instruments and agreements as Bank may reasonably request in connection with the transactions contemplated hereunder or to perfect or protect the Liens granted to Bank.

Annex 2-2

Exhibit 5.3(c)

Compliance Certificate

TO:	AVIDBANK

FROM:	IMAGE SOLUTIONS, LLC and STEEL BRIDGE ACQUISITION LLC

The undersigned authorized officer of IMAGE SOLUTIONS, LLC, a North Carolina limited liability company (“Borrower 1”), and STEEL BRIDGE ACQUISITION LLC, a Delaware limited liability company (“Borrower 2”, and, together with Borrower 1, individually and collectively, “Borrower”), hereby certifies that in accordance with the terms and conditions of the Credit Agreement between Borrower and Bank dated as of September 26, 2024 (as amended, the “Agreement”) (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Accounts Payable and Accounts Receivable Agings, Inventory Report, Borrowing Base Certificate	30 days after the last day of each month		Yes	No
Monthly financial statements including balance sheet, income statement, cash flow statement	30 days after the last day of each month*		Yes	No
Compliance Certificate	30 days after the last day of each month		Yes	No
Annual financial statements (CPA Audited)	150 days after FYE		Yes	No
Opening Balance Sheet	90 days after Closing Date		Yes	No
Annual financial projections	30 days after FYE		Yes	No
Bookings report and logo/revenue churn data	30 days after the last day of each quarter		Yes	No
Financial Covenant	Required	Actual	Complies
Minimum Fixed Charge Coverage Ratio (tested quarterly)	1.15:1.00	1.00	Yes	No

Maximum Senior Leverage Ratio (tested monthly, except tested quarterly if less than or equal to 2.50)	Through 08/31/2025: 3.00:1.00 From 09/30/2025 through 08/31/2026: 2.75:1.00 From and after 09/30/2026: 2.50:1.00	1.00	Yes	No
New Intellectual Property Registrations:

* A roll-forward Quality of Earnings Report on a trailing 12 month basis shall be provided in lieu of monthly financial statements for months ending prior to the date Borrower’s books and records are kept in compliance with GAAP.

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
IMAGE SOLUTIONS, LLC	AUTHORIZED SIGNER

Date:

Verified:
BY	AUTHORIZED SIGNER

NAME	Date:

	Compliance Status	Yes	No
TITLE

STEEL BRIDGE ACQUISITION LLC

BY

NAME

TITLE
Exhibit 5.3(c)

Schedule 4.1
To
Credit Agreement

Legal Status

Corporate Loan Party	Type of Entity	Jurisdiction of Organization	Jurisdictions of Foreign Qualification
Steel Bridge Acquisition LLC	Limited Liability Company	Delaware	N/A
Image Solutions, LLC	Limited Liability Company	North Carolina	Kentucky

Schedule 4.1

Schedule 4.7
To
Credit Agreement

Litigation

Image Solutions, LLC

●

The Company was involved in the settlement of claims among GreatAmerica Financial Services Corporation, Image Solutions, LLC, and Ivie Funeral Home, Inc., which was reached by that certain Settlement Agreement and Mutual Releases dated August 16, 2024. The Company does not anticipate any continual litigation risks associated with this matter.

●

The Company was involved in the settlement of claims among Synnex Corporation, Owner, and the Company, which was reached by that certain Settlement Agreement dated February 23, 2022. The Company does not anticipate any continual litigation risks associated with this matter.

Schedule 4.7

Schedule 4.9(a)
To
Credit Agreement

Ownership of Parent

Class of Stock	Number of Shares Authorized	Owner	Number of Shares Issued and Outstanding to Owner	% of Total
LLC membership interest in Steel Bridge Acquisition LLC	N/A	Kingsway Search Xcelerator Inc.	N/A	100%

Schedule 4.9(a)

Schedule 4.9(b)
To
Credit Agreement

Ownership of Subsidiaries

Subsidiary	Jurisdiction of Organization	Number of Shares Authorized (by class)	Owner	Number of Shares Issued and Outstanding to Owner	% of Total
Image Solutions, LLC	North Carolina	N/A	Steel Bridge Acquisition LLC	N/A	100% of LLC membership interest

Schedule 4.9(b)

Schedule 4.12
To
Credit Agreement

Employee Benefit Plans

Image Solutions, LLC

1.	SIMPLE IRA with 3% employer match
2.	Health Insurance provided by Blue Cross Blue Shield (Base Plan and Buy Up Plan)
3.	Vision, Dental & Accident Insurance benefits provided by Mutual of Omaha and Aflac, at employee expense
4.	Offer Letter from the Company to Kimberlie Sutterfield dated August 19, 2015
5.	Quarterly bonuses paid to Ms. Sutterfield and Stephen Lockhardt
6.	Commissions paid to __ sales employees
7.	Discretionary annual bonuses (up to $60,000 in the aggregate in 2023)
8.

Vacation policy that provides for employees to receive 10 days of vacation per year after the first 90 days of service (increasing after 2 years (to 15 days) and 5 years (to 20 days)), with an allowance for 5 days of carryover.

Schedule 4.12

Schedule 4.16
To
Credit Agreement

Intellectual Property Matters

None.

Schedule 4.16

Schedule 4.19
To
Credit Agreement

Labor Matters

None.

Schedule 4.19

Schedule 4.21
To
Credit Agreement

Brokers

The Image Solutions, LLC is party to that certain Engagement Agreement dated September 23, 2021 by and between the Image Solutions, LLC and Generational Equity, LLC, pursuant to which a Success Fee will be due to Generational Equity, LLC on or about the Closing Date.

Schedule 4.21

Schedule 4.23
To
Credit Agreement

Material Contracts

None.

Schedule 4.23

Schedule 6.2
To
Credit Agreement

Debt Existing on the Closing Date

1.	Debt evidenced by that certain Master Program Agreement, dated as of June 12, 2019, by and between U.S. Bank Equipment Finance and Image Solutions, LLC

Schedule 6.2

Schedule 6.3
To
Credit Agreement

Liens Existing on the Closing Date

1.

Liens evidenced by that certain UCC-1 financing statement 20200126377A on file with the Secretary of State of the State of North Carolina naming Image Solutions, LLC as debtor and U.S. Bank Equipment Finance, a division of U.S. Bank National Association, as secured party

Schedule 6.3